AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 7, 1997.

                                                     REGISTRATION NO. 333-17777

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1

                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                                 ------------
                           THE KINETICS GROUP, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 ------------

        DELAWARE                     1623                    77-0423998
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF        INDUSTRIAL CODE NUMBER)      IDENTIFICATION NO.)
    INCORPORATION OR
      ORGANIZATION)

                              3080 RAYMOND STREET
                         SANTA CLARA, CALIFORNIA 95054
                                (408) 727-7740
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 ------------

                            WILLIAM A. BIANCO, JR.
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                           THE KINETICS GROUP, INC.
                              3080 RAYMOND STREET
                         SANTA CLARA, CALIFORNIA 95054
                                (408) 727-7740
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                 ------------

                                  COPIES TO:
             ERIC J. LAPP                         JONATHAN K. LAYNE
            CHERYL K. HOUSE                        SCOTT J. CALFAS
         WILLIAM R. SCHREIBER                    TIMOTHY D. BLANTON
     GRAY CARY WARE & FREIDENRICH            GIBSON, DUNN & CRUTCHER LLP
      A PROFESSIONAL CORPORATION                 333 S. GRAND AVENUE
          400 HAMILTON AVENUE               LOS ANGELES, CALIFORNIA 90071
      PALO ALTO, CALIFORNIA 94301                  (213) 229-7000
            (415) 328-6561

  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED FEBRUARY 7, 1997

PROSPECTUS
                                3,700,000 SHARES
                    [LOGO OF KINETICS, INC. APPEARS HERE]
                                  COMMON STOCK

                                   --------

  Of the 3,700,000 shares of Common Stock offered hereby (the "Offering"), 3,050,000 shares are being sold by The Kinetics Group, Inc. (the "Company" or "Kinetics") and 650,000 shares are being sold by certain stockholders (the "Selling Stockholders"). See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders.

  Prior to the Offering, there has not been a public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $14.00 and $16.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "KNTX," subject to official notice of issuance.

  SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                   --------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      UNDERWRITING                  PROCEEDS TO
            PRICE TO DISCOUNTS AND   PROCEEDS TO      SELLING
             PUBLIC  COMMISSIONS(1) COMPANY(2)(3) STOCKHOLDERS(3)
-----------------------------------------------------------------
Per Share    $           $             $              $
-----------------------------------------------------------------
Total(3)     $           $              $              $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) For information regarding indemnification of the Underwriters, see "Underwriting."
(2) Before deducting expenses estimated at $750,000, which are payable by the Company.
(3) The Company and certain of the Selling Stockholders have granted the Underwriters a 30-day option to purchase up to 255,179 and 299,821 additional shares of Common Stock, respectively, solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions,
    Proceeds to Company and Proceeds to Selling Stockholders will be $   ,
    $   , $    and $   , respectively.

                                   --------

  The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about
 , 1997, at the office of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.

                                   --------

SMITH BARNEY INC.
                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION
                                                         OPPENHEIMER & CO., INC.
     , 1997

                [THREE DIMENSIONAL COMPUTER-AIDED DESIGN MODEL
                    OF MODULAR BIOTECHNOLOGY PROCESS SKID.]





KINETICS: "THE MECHANISM BY WHICH A PHYSICAL OR CHEMICAL CHANGE IS EFFECTED"

  KSI is a registered trademark of the Company, and Kinetics, bioKINETICS, Quality Assurance Management and QAM are trademarks of the Company. All other trade names, trademarks and service marks are trade names, trademarks or service marks of the respective companies that utilize them.

  The Company intends to furnish to its stockholders annual reports containing consolidated financial statements audited by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated financial information.

  IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                    INTERNAL

semiconductor

HIGH-PURITY CRAFTSMAN UTILIZ- ING
INFRARED PLASTIC FUSION TECHNOLOGY
FOR AN ULTRA PURE DE-IONIZED WATER
SYSTEM.

                            INSTALLATION OF SEMICONDUCTOR
                            PROCESS EQUIPMENT.

                                                         INSTALLED HIGH-PURITY
                                                         SPECIALTY GAS
                                                         SYSTEMS.

HELIUM LEAK DETECTION ENSURES THE INTEGRITY OF A HIGH-PURITY GAS SYSTEM.

                                             SUPPORT SYSTEMS FOR
                                             SEMICONDUCTOR PROCESS EQUIPMENT.

KINETICS

[Five photographs of the Company's high-purity semiconductor process systems.]

                                    GATEFOLD

biotechnology and pharmaceutical

WATER FOR INJECTION, PURIFIED WATER
AND CLEAN STEAM FOR BIOTECHNOLOGY
AND PHARMACEUTICAL MANUFACTURING.

[LOGO]  KINETICS

                            MEDIA TANKS PREPARE THE
                            NUTRIENTS USED FOR CELL GROWTH
                            IN A BIOTECHNOLOGY MANUFACTURING
                            FACILITY.

                                                THE DESIGN AND INSTALLATION
                                                OF A WATER FOR INJECTION
                                                SYSTEM IS AMONG THE MOST
                                                EVALUATED AREAS DURING A
                                                FOOD AND DRUG ADMINISTRA-
                                                TION INSPECTION.

VALIDATED SYSTEMS IN A BIOTECHNOLOGY
FACILITY.

  [Four photographs of the Company's biotechnology and pharmaceutical process systems.]

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Prospective investors should carefully consider the information set forth under "Risk Factors." Unless otherwise indicated, all information in this Prospectus, including financial information, shares and per share data: (i) gives effect to a three-for-four reverse stock split to be effected upon closing of the Offering, (ii) reflects the conversion of all outstanding shares of Preferred Stock into an aggregate of 1,793,693 shares of Common Stock, which will occur automatically upon closing of the Offering, (iii) reflects the conversion and reconstitution of all outstanding shares of Class A Common Stock and Class B Common Stock into an aggregate of 7,567,500 shares of Common Stock, which will occur upon closing of the Offering, (iv) reflects the net exercise of all outstanding warrants into an aggregate of 189,312 shares of Common Stock and (v) assumes the Underwriters' over-allotment option is not exercised. References herein to "Kinetics" and the "Company" include certain predecessors and subsidiaries, unless the context otherwise requires. References in this Prospectus to a specific fiscal year of the Company refer to the 12 months ended September 30 of the designated year.

                                  THE COMPANY

  Kinetics is the leading domestic provider of sophisticated high-purity process piping systems, based on revenues. These systems are used primarily in the semiconductor, pharmaceutical and biotechnology industries. Kinetics offers its customers turnkey solutions by providing, as a complement to its specialty high-purity contracting business, comprehensive and technically advanced engineering and design services, quality assurance and control services, program management services, and manufacturing of specialty components. Operations and sales efforts are conducted from its strategically located facilities throughout the United States and at several international sites.

  Within the semiconductor industry, the Company provides its services primarily to industry-leading manufacturers of integrated circuits and semiconductor original equipment manufacturers. Generally, high-purity process piping systems in semiconductor manufacturing facilities ("fabs") distribute gases, water and chemicals from generating equipment or storage tanks to the process manufacturing equipment. In pharmaceutical and biotechnology facilities, high-purity process piping systems are used both to transfer product through various stages of manufacturing and to distribute gases, water and chemicals that support manufacturing.

  The Company prides itself on its ability to secure repeat business with its customers on both new construction and retrofit projects. In fiscal 1996, 87% of revenues was derived from repeat customers. The Company's semiconductor customers currently include AMD, DEC, Hyundai, Intel, LAM Research, LSI Logic, Lucent Technologies, Motorola, Rockwell, SGS Thomson Semiconductor and Texas Instruments. The Company's pharmaceutical and biotechnology customers currently include Alcon, Bayer, Chiron, Genentech, Genetics Institute, IDEC, Merck, Ortho Diagnostics and Warner Lambert. Of the aforementioned customers, only AMD and Rockwell accounted for more than 10% of the Company's revenues in fiscal 1996.

  The Company was founded in 1971 by William A. Bianco, Jr., its current chairman and chief executive officer. The Company initially provided high-purity process piping services to the early Silicon Valley semiconductor companies and focused primarily on this regional market until 1990. Recognizing the growth opportunity in the semiconductor industry and the opportunity to apply high-purity process piping technology to other rapidly growing and capital intensive industries, the Company began expanding its operations into the pharmaceutical and biotechnology markets in the United States. The Company has also expanded geographically throughout the United States as well as at selected international locations. Concurrent with its expansion, the Company developed high-end value-added services such as engineering and quality assurance to respond to the changing construction and manufacturing strategies of its customers. Through these actions, the Company has acquired the capital equipment, fabrication facilities, engineering database and highly trained personnel to serve these rapidly growing industries and has developed the capability to perform turnkey high-purity process piping system projects.

  The Company has increased its revenues to $278.4 million for fiscal 1996 from $145.5 million for fiscal 1994, and income from operations to $16.0 million from $6.4 million during that period, representing compound annual growth rates of 38.3% and 58.6%, respectively, while growing its business solely through internal expansion. With its experience in the design, fabrication and installation of high-purity process piping systems in sophisticated manufacturing facilities, its accumulated resources, its financial accomplishments and its presence in numerous local markets, Kinetics believes that it has a strong competitive advantage and is well positioned as a key supplier to meet the technological challenges and growth of the semiconductor, pharmaceutical and biotechnology industries.

  The Company is committed to strengthening its position as a high-quality provider of sophisticated high-purity process piping systems, as well as expanding into the broader process systems market, for the semiconductor, pharmaceutical and biotechnology industries while increasing its revenues and profitability. To achieve these objectives, the Company has adopted a strategy consisting of the following key elements:

  . Increase Market Share. The Company intends to further increase its market share by opening and expanding branch offices, leveraging existing customer relationships, investing in fabrication and cleanroom facilities, acquiring capital equipment, and continuing to hire and train personnel. The Company also plans to broaden its customer base by increasing its direct sales force and by pursuing strategic alliances with specialty gas and high-purity water providers.

  . Expand Its Turnkey and Design/Build Operations. The Company believes that its turnkey and design/build operations will allow it to provide its customers with higher quality systems within a shortened project cycle time, while significantly expanding the range of services offered by the Company beyond its traditional contractor services. The Company has recently formed two subsidiaries to focus on the development of its turnkey and design/build operations: microKINETICS to focus on the semiconductor industry and bioKINETICS to focus on the biotechnology industry.

  . Further Develop Its International Operations. The Company plans to provide to international customers its complete range of value-added services, make additional strategic investments in local fabrication facilities, capital equipment and marketing resources, and hire and train local personnel. As a result of its extensive domestic experience and its relationships with major international manufacturers, the Company believes it is well-positioned to execute its international expansion plans.

  . Leverage Its Investment in Quality Leadership. The Company intends to continue to develop, refine and market its proprietary standard operating procedures ("SOPs"). These SOPs allow the Company to effectively compete for projects requiring fast-track schedules, custom design, extensive documentation and contamination-free installation procedures, and to consistently perform its work anywhere in the world. The Company has an extensive knowledge base regarding the requirements and expectations of various regulatory bodies, including the FDA. The Company is committed to continuing to understand and interpret the evolving requirements of these regulatory bodies and is in the process of applying for ISO 9000 certification to aid the Company's international expansion efforts.

  . Reduce Operating Costs and Increase Operating Efficiencies. The Company has identified and will continue to seek additional "best practice" techniques and is committed to implementing them throughout its entire organization. Such techniques include the increased use of its proprietary management software, consolidation of key suppliers in an effort to increase purchasing power, and consolidation of fabrication and administration into selected regional centers in order to reduce costs and increase operating efficiencies.

  . Develop Specialty Products. The Company has successfully introduced several product lines over the past two years, including semiconductor valve assemblies and portable high-purity gas and liquid analysis carts. The Company plans to grow these product lines and to introduce new products to meet the needs of its existing customer base.

                                  THE OFFERING

 Common Stock being offered by:
    The Company.....................................  3,050,000 shares
    The Selling Stockholders........................    650,000 shares
 Common Stock to be outstanding after the Offering.. 12,600,505 shares(1)
 Use of Proceeds.................................... To fund domestic and international expansion,
                                                     including operations,
                                                     facilities and equipment,
                                                     as well as potential
                                                     acquisitions; repayment of
                                                     debt; working capital; and
                                                     general corporate
                                                     purposes. See "Use of
                                                     Proceeds."
 Nasdaq National Market Symbol...................... KNTX

--------
(1) Excludes (i) 1,016,249 shares of Common Stock issuable upon exercise of options outstanding as of December 31, 1996 with a weighted average exercise price of $6.71 per share, (ii) 350,000 shares of Common Stock reserved for issuance upon exercise of options that may be granted in the future under the Company's 1997 Stock Option Plan (the "Option Plan"), and
    (iii) 250,000 shares of Common Stock reserved for issuance under the Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan"). See "Capitalization," "Management--Benefit Plans" and Note 6 of Notes to the Company's Consolidated Financial Statements.

                                  RISK FACTORS

  The risks associated with an investment in the Company include, but are not limited to: the Company's dependence on the semiconductor, pharmaceutical and biotechnology markets; the risk that the Company's revenues and gross profits may be improperly recognized because of the Company's use of estimates in recognizing revenues and gross profit and its use of the percentage-of-completion method of accounting; the risk that the Company may experience significant quarterly fluctuations in its operating results; the risk that the Company will not be able to maintain the substantial growth of the past few years; the Company's dependence on a small number of key customers; and the risk that the Company's use of fixed-price and guaranteed maximum price contracts will result in losses to the Company. For a full discussion of the risks associated with an investment in the Company, see "Risk Factors."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                     FISCAL YEAR ENDED SEPTEMBER 30,
                                ----------------------------------------------
                                 1992     1993      1994      1995      1996
                                -------  -------  --------  --------  --------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
 Revenues...................... $66,691  $94,897  $145,473  $229,933  $278,423
 Costs of revenues.............  57,256   82,611   125,307   194,875   230,748
                                -------  -------  --------  --------  --------
 Gross profit..................   9,435   12,286    20,166    35,058    47,675
 Selling, general and
  administrative expenses......   8,701   10,928    13,807    22,384    31,673
                                -------  -------  --------  --------  --------
 Income from operations........     734    1,358     6,359    12,674    16,002
 Other income (expense):
  Other income, net............     396    1,376       115       331       944
  Interest expense.............    (575)    (583)   (1,084)     (749)   (1,068)
                                -------  -------  --------  --------  --------
  Other income (expense), net..    (179)     793      (969)     (418)     (124)
                                -------  -------  --------  --------  --------
 Income before income taxes....     555    2,151     5,390    12,256    15,878
 Provision for income
  taxes(1).....................     249      968     2,426     5,517     7,147
                                -------  -------  --------  --------  --------
 Net income(1)................. $   306  $ 1,183  $  2,964  $  6,739  $  8,731
                                =======  =======  ========  ========  ========
 Pro forma net income per
  common share(2)..............                                       $   0.87
                                                                      ========
 Shares used in computing pro
  forma net income per common
  share(2).....................                                         10,043
 Supplemental pro forma net
  income per common share(3)...                                       $   0.83
                                                                      ========
 Shares used in computing
  supplemental pro forma net
  income per common share(3)...                                         11,011

                                                           SEPTEMBER 30, 1996
                                                         ----------------------
                                                         ACTUAL  AS ADJUSTED(4)
                                                         ------- --------------
BALANCE SHEET DATA:
 Cash and cash equivalents.............................. $ 8,844    $ 37,142
 Total assets...........................................  98,979     127,277
 Long-term debt and capital lease obligations, net of
  current maturities....................................  12,155         --
 Redeemable capital stock...............................  18,914         --
 Stockholders' equity...................................   8,865      69,577

--------
(1) Prior to May 31, 1995 the Company had elected to be taxed under Subchapter S of the Internal Revenue Code under which federal income taxes on the Company's earnings accrued directly to its stockholders. The Company terminated its S Corporation status on that date and became taxable as a corporation under Subchapter C of the Internal Revenue Code. The provision for income taxes for fiscal 1992, 1993, 1994 and 1995 are presented on a pro forma basis as if the Company had been taxed as a C Corporation for each year presented. The provision for income taxes for fiscal 1996, during which the Company was taxed as a C Corporation for the entire year, is presented on a historical basis. The Company's historical provison for income taxes in fiscal 1992, 1993, 1994 and 1995 and historical net income for fiscal 1992, 1993, 1994 and 1995 were $23,000, $56,000, $535,000 and
    $2,902,000, respectively, and $532,000, $2,095,000, $4,855,000 and
    $9,354,000, respectively.

(2) Pro forma net income per common share for the year ended September 30, 1996 is computed using the weighted average number of shares of Common Stock outstanding, including dilutive common equivalent shares from stock options and warrants (using the treasury stock method) and also gives effect to the assumed conversion of all outstanding shares of redeemable convertible Preferred Stock into Common Stock upon the closing of the Offering (using the as-if-converted method) and the termination of certain repurchase obligations under a stockholder agreement. See Note 1 of Notes to Consolidated Financial Statements.
(3) Supplemental pro forma net income per common share and shares used in computing supplemental pro forma net income per common share give effect to the intended use of the net proceeds of the Offering to retire $13.5 million of indebtedness outstanding at September 30, 1996, as if such repayment had occurred at the beginning of fiscal 1996. The Company intends to use approximately $23.5 million to repay indebtedness outstanding at the closing of the Offering (of which approximately $13.5 million was outstanding at September 30, 1996).
(4) Gives effect to the receipt and application of the net proceeds from the sale of 3,050,000 shares of Common Stock offered by the Company hereby (at an assumed Offering price of $15.00 per share) and also gives effect to the assumed conversion of all outstanding shares of redeemable convertible Preferred Stock into Common Stock upon the closing the Offering. See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

  Except for the historical information contained herein, the discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this Prospectus. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Common Stock offered by this Prospectus.

DEPENDENCE ON SEMICONDUCTOR, PHARMACEUTICAL AND BIOTECHNOLOGY MARKETS

  The Company has derived substantially all of its revenues to date from sales to companies in the semiconductor and, to a lesser extent, pharmaceutical and biotechnology industries, and its future growth is critically dependent on sales within these industries. The success of the Company's customers and potential customers is linked to economic conditions in these respective industries, which in turn are each subject to intense competitive pressures and are affected by overall economic conditions. The semiconductor industry in particular has historically been, and will likely continue to be, cyclical in nature and vulnerable to general downturns in the economy. In addition, because the Company's process piping systems and services generally are incorporated into major manufacturing facilities of its customers, any instability or downturns in these industries, which may cause customers to delay, cancel or reduce any planned expenditures for such systems and services or exit the industry, may adversely affect the Company. There can be no assurance that the Company will be able to continue its revenue growth or sustain its profitability on a quarterly or annual basis or that its results of operations will not be adversely affected by downturns in the semiconductor, pharmaceutical or biotechnology industries.

USE OF ESTIMATES IN RECOGNIZING REVENUES AND GROSS PROFIT; PERCENTAGE-OF-COMPLETION METHOD OF ACCOUNTING

  The Company performs its services under either a fixed-price contract, cost-type contract, or time-and- materials contract. Revenues and gross profit from contracts are recognized using the percentage-of-completion method. For each contract, the ratio of costs incurred to the Company's estimates of total anticipated project cost is used to determine revenues and gross profit. Revisions in cost and profit estimates made during the course of the project are reflected in the accounting period in which the information that requires revision becomes known. A provision is made for the entire amount of any estimated future losses on contracts at the time the loss becomes known. Actual gross profit on contracts may differ from estimates used by the Company in recording gross profit on contracts in progress, and such differences could have a material adverse effect on the Company's business, operating results and financial condition. The Company includes in revenues an amount equal to costs incurred attributable to contract claims only when realization of such revenues is probable and the amount is determinable. The Company applies its best efforts in preparing the estimates that are used to recognize gross profit. If incorrect estimates are used, the Company may improperly recognize gross profit over the course of performing the project. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

  The Company expects that its future operating results will fluctuate significantly as a result of numerous factors, including the Company's success in obtaining and performing new contracts, the timing of new contracts, market acceptance of the Company's high-purity process piping systems, the emergence of new industry standards, customer cancellations, the mix of contract types, competition, the evolving and unpredictable nature of the markets for the Company's high-purity process piping systems, and general economic conditions. In particular, the mix of contract types may affect future operating results because fixed-price contracts generally have higher gross profit margins than cost-type contracts or time-and-materials contracts and revenues from its subsidiary, Quality Assurance Management, Inc. ("QAM"), generally have higher gross profit margins than other revenues. In addition, the Company has historically operated with a moderate order backlog. As a result, quarterly sales and operating results depend in part on the volume, type and timing of contracts received and performed within the quarter, which are difficult to forecast. A significant portion of the Company's revenue in any quarter is typically derived from significant sales to a limited number of customers. Any significant deferral or cancellation of purchases of the Company's systems and services could have a material adverse effect on the Company's business, operating results and financial condition in any particular quarter, and to the extent that significant contracts are performed earlier or later than expected, operating results for subsequent quarters may be adversely affected. In addition, a significant portion of the Company's expenses are relatively fixed in advance based in large part on the Company's forecast of future sales. If revenues are below expectations in any given quarter, the adverse impact of the shortfall on the Company's operating results may be magnified by the Company's inability to adjust spending to compensate for the shortfall. The Company may also reduce prices or increase spending in response to competition or elect to pursue new market opportunities. Because of these factors, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and that such comparisons should not be relied upon as indications of future performance. As a result of the foregoing factors, the Company's operating results and stock price may be subject to significant volatility, particularly on a quarterly basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS RELATED TO CONTINUED GROWTH

  In the past few years, the Company has experienced substantial growth through internal expansion and the Company plans to continue to grow in this manner. A significant portion of this growth has been as a result of the growth of the semiconductor industry, supplemented recently by the Company's expansion in servicing the pharmaceutical and biotechnology industries. The Company has also recently expanded its focus to include design and design/build capabilities. Furthermore, the Company may use a portion of the net proceeds of the Offering for potential acquisitions. The Company's growth, and the resulting need to integrate new operations economically and efficiently, has required, and will continue to require, significant management, production, technical, financial and other resources. The Company's ability to manage its growth successfully will also require the Company to continue to expand and improve its operations, management and financial control systems on a timely basis. There can be no assurance that the Company will be able to expand into additional industry sectors, to manage its growth effectively or to integrate new operations into the Company, and any failure to do so could have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON KEY CUSTOMERS

  A significant portion of the Company's revenues is derived from a small number of customers, which consist of both facility owners and general contractors. Revenues derived from the Company's services to its five largest facility owners in each year accounted for approximately 58%, 45%, and 41% of the Company's revenues during fiscal 1994, 1995 and 1996, respectively. In fiscal 1996, AMD and Rockwell accounted for 12.6% and 10.5% of total revenues, respectively. Sales to its five largest general contractor customers accounted for 25.8% of the Company's revenues during fiscal 1996. In addition, 22.1% of the Company's backlog at September 30, 1996 was comprised of orders from the Company's five largest facility owner customers. The Company's projects are typically completed within a six to fifteen month period from when the contract is initially executed. As these projects are completed, business from these customers will decline substantially unless they undertake additional projects incorporating the Company's services. Furthermore, in fiscal 1996, 87% of the Company's revenues was derived from repeat customers. If additional projects are not initiated by existing customers, the performance of the Company will depend to a greater extent on securing business from new customers. There can be no assurance that the Company will be successful in its sales and marketing efforts, and any significant weakening in customer demand would have a material adverse effect on the Company. See "Business-- Customers and Marketing" and "Business--Backlog."

FIXED-PRICE CONTRACTS AND GUARANTEED MAXIMUM PRICE CONTRACTS

  The Company's strategy is to negotiate primarily either fixed-price or guaranteed maximum price contracts. The pricing of fixed-price contracts requires accurate cost estimation in order to be profitable and therefore involves more risk than time-and-materials contracts, as unanticipated costs may result in reduced profit or even a loss for the Company if the cost of the project exceeds the fee. Guaranteed maximum price contracts are performed on a cost basis, but the final fee cannot exceed the guaranteed price negotiated with the customer. If the total actual cost of the contract exceeds the guaranteed maximum price, then the Company will bear all or a portion of the excess cost. In those cases where the total actual cost and fee are less than the guaranteed price, the Company may share the savings on a predetermined basis with the customer. There can be no assurance that the Company's pricing methods will not result in losses to the Company. See "Business--Contracts and Pricing."

DEPENDENCE ON KEY PERSONNEL

  The Company's success depends to a significant degree upon the continuing contributions of its engineering, technical, management, sales and marketing personnel. The Company has few employment contracts with its key personnel. The Company believes that its future success will depend in large part upon whether the Company can attract and retain highly-skilled engineering, technical, management, sales and marketing personnel. However, there can be no assurance that the Company can attract, hire or retain these personnel. Failure to recruit, hire, train and retain key management and technical personnel could have a material adverse effect on the Company's business, operating results and financial condition. See "Management."

POTENTIAL FOR PRODUCT LIABILITY

  Certain of the Company's high-purity process piping systems are used in potentially hazardous manufacturing environments, including, without limitation, semiconductor, pharmaceutical and biotechnology facilities. Any catastrophic occurrences in excess of insurance limits at locations where the Company's systems are used could result in significant product liability claims against the Company.

POTENTIAL FOR WARRANTY CLAIMS

  The Company under certain contracts with its customers must use new materials or processes for pipe system fabrication. The failure of any such materials or processes could result in significant replacement or reworking costs on a project. Warranty claims against the Company could in the future result in significant reworkings which may have a material adverse effect on the Company's business, operating results and financial condition.

RISKS ASSOCIATED WITH COMPETITION

  The high-purity process piping systems industry is fragmented and highly competitive on a regional basis. The Company's competition in the design and fabrication of high-purity process piping systems generally consists of a number of domestic piping systems installation and fabrication companies and divisions of large industrial firms in the international sector. In the future the Company's competition may include specialty gas providers, water system providers and engineering and construction firms. The Company's primary domestic competitors are Dynamic Systems, Inc., Fullman Company and Therma Corporation. Its primary international competitors are Mannesman AG, Mercury and Jordan Lang. The Company believes that the majority of its business is awarded based on reputation, previous project experience, the ability to meet system specifications and project deadlines, and price. Some of the Company's current and potential competitors, especially in the international sector, have greater financial, technical, marketing and other resources than the Company. See "Business--Competition."

INTERNATIONAL CONTRACTS, OPERATIONS AND EXPANSION; FOREIGN EXCHANGE RISK

  To date, a small portion of the Company's revenues and earnings have been attributable to its operations in international markets, and the Company expects international revenues and operations to increase and substantially contribute to the Company's growth and earnings in the future. The success of the Company's sales to, operations in and expansion into international markets depends on numerous factors, many of which are beyond its control. Such factors include, but are not limited to, economic conditions in the foreign countries in which the Company operates and to which it sells its systems and services and the lack of well-developed legal systems in certain of such countries. In addition, international contracts, operations and expansion may increase the Company's exposure to certain risks inherent in doing business outside the United States, including slower payment cycles, unexpected changes in regulatory requirements and tariffs, potentially adverse tax consequences, currency fluctuations, restrictions on the repatriation of profits and assets, compliance with foreign laws and standards and political risks. The Company from time to time enters into contracts denominated in a foreign currency without escalation provisions, thereby subjecting itself to foreign exchange risks. The Company may hedge such contracts denominated in particularly volatile currencies. Furthermore, the Company's ability to obtain international contracts is impacted by the relative strength or weakness of the United States dollar relative to foreign currencies.

POSSIBLE WORK STOPPAGE

  Certain of the Company's employees in the United States are represented by the United Association of Journeymen and Apprentices of the Plumbing and Pipefitting Industry of the United States and Canada (the "Union"). See "Business--Employees." The Company's contract with the Union has a one year term and renews automatically for additional one year terms unless either party provides written notice of termination. The Company also has entered into approximately 21 contracts with Union locals expiring at various dates from 1997 through 2001. A lengthy strike or work stoppage at any of the Company's facilities could have a material adverse effect on the Company's business, operating results and financial condition.

CONTROL BY MANAGEMENT

  Immediately after the Offering, the officers and directors of the Company beneficially will, in the aggregate, own approximately 69% of the outstanding shares of Common Stock. In addition, after the Offering William A. Bianco, Jr., Chairman of the Board and Chief Executive Officer of the Company, will have the power to vote approximately 58% of the outstanding shares of Common Stock, subject to certain conditions, including that he is still an employee of the Company. See "Management--Change of Control Arrangements." Consequently, these persons will be able to exercise effective control over corporate actions and the outcomes of matters requiring a stockholder vote, including the election of directors. See "Principal and Selling Stockholders."

CERTAIN CHARTER, BYLAW AND OTHER PROVISIONS

  The Company's Bylaws and indemnity agreements provide that the Company will indemnify officers and directors against losses they may incur in legal proceedings resulting from their service to the Company. Certain provisions of the Company's Certificate of Incorporation and Bylaws and certain other contractual provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of these provisions allow the Company to issue Preferred Stock with rights senior to those of the Common Stock without any further vote or action by the stockholders, eliminate the right of stockholders to act by written consent, eliminate cumulative voting and impose various procedural and other requirements which could make it more difficult for stockholders to effect certain corporate actions. These provisions could also have the effect of delaying or preventing a change in control of the Company. See "Description of Capital Stock--Preferred Stock" and "Description of Capital Stock--Delaware Law and Charter Provisions."

POTENTIAL BLANK CHECK ISSUANCES OF PREFERRED STOCK

  Upon the closing of the Offering, the Board of Directors will be authorized to issue, without stockholder approval, up to 2,000,000 shares of Preferred Stock. Such Preferred Stock may have rights senior to the Common Stock. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control, may decrease the amount of earnings and assets available for distribution to the holders of the Common Stock or may adversely affect the rights and powers, including voting rights, of the holders of Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock. See "Description of Capital Stock--Preferred Stock."

POTENTIAL ANTI-TAKEOVER EFFECT OF APPLICABLE DELAWARE LAW

  The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which could have the effect of making it more difficult for the Company to engage in business combinations. Section 203, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combinations, such as a merger or consolidation, involving such corporation and an interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless (i) prior board of director approval was granted for the business combination or transaction resulting in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction resulting in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation outstanding at the time the transaction commenced, or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. See "Description of Capital Stock--Delaware Law and Charter Provisions."

ABSENCE OF PUBLIC MARKET AND POTENTIAL VOLATILITY OF STOCK PRICE

  Prior to the Offering, there has not been a public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained. The initial public offering price for the Common Stock offered hereby will be determined through negotiations among the Company and the Representatives of the Underwriters, and may not be indicative of the market price for the Common Stock after the Offering. The market price for shares of the Common Stock may be highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of technological innovations, new products or new contracts by the Company or its competitors, conditions and trends in the semiconductor, pharmaceutical, biotechnology, process piping and other industries, changes in financial estimates by securities analysts, general market conditions and other factors. Any shortfall in revenues or net income from levels expected by securities analysts could have an immediate and significant adverse effect on the trading price of the Company's Common Stock. See "Underwriting."

SHARES ELIGIBLE FOR FUTURE SALE; ADVERSE IMPACT ON MARKET PRICE OF SUCH SALES

  Sales of substantial amounts of the Company's Common Stock in the public market after the Offering could adversely affect prevailing market prices for the Common Stock. The 3,700,000 shares of Common Stock offered hereby will be freely tradeable without restriction in the public market. Taking into account restrictions imposed by the Securities Act of 1933, as amended (the "Securities Act"), rules promulgated by the Securities and Exchange Commission thereunder and lock-up agreements between each of the stockholders and Smith Barney Inc., all of the remaining 8,900,505 shares will be eligible for sale beginning 180 days after the date of this Prospectus, subject, in some cases, to volume and other restrictions of Rule 144 and Rule 701 under the Securities Act. Smith Barney Inc. may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to such lock-up agreements. Upon the closing of the Offering, holders of 8,845,505 shares of Common Stock are entitled to certain rights with respect to the registration of such shares under the Securities Act. In addition, the Company intends to file a registration statement on Form S-8 under the Securities Act approximately 180 days after the date of this Prospectus to register an aggregate of 1,616,249 shares of Common Stock issued or reserved for issuance under its 1997 Stock Option Plan, its 1997 Employee Stock Purchase Plan, its 1996 Key Employee Stock Option Plan and certain other outstanding options. As of December 31, 1996, options were outstanding to purchase 1,016,249 shares at a weighted average exercise price per share of $6.71. See "Description of Capital Stock--Registration Rights" and "Shares Eligible for Future Sale."

IMMEDIATE AND SUBSTANTIAL DILUTION TO NEW INVESTORS

  Purchasers of the Common Stock offered hereby will suffer immediate and substantial dilution of $9.44 per share in the net tangible book value of the Common Stock from the initial public offering price. To the extent outstanding options to purchase the Company's Common Stock are later exercised, there will be further dilution. See "Dilution."

PROHIBITION AGAINST DIVIDENDS

  To date, the Company has not paid any cash dividends on its Common Stock or Preferred Stock and does not expect to declare or pay dividends on the Common Stock in the foreseeable future. In addition, the Company is prohibited from paying cash dividends on its Common Stock under the terms of existing credit facilities. See "Dividend Policy."

                                  THE COMPANY

  On February 23, 1996, The Kinetics Group, Inc. was incorporated under the laws of the state of Delaware for the purpose of holding the stock of Kinetic Systems, Inc. ("KSI") and its affiliated entities and entered into a reorganization agreement to that effect in March 1996. KSI was originally founded as a partnership in California in 1971, and was incorporated in California in 1973. The Company currently owns, either directly or through another wholly owned subsidiary, 16 subsidiaries, including the following:
KSI; Quality Assurance Management, Inc., a California corporation; bioKINETICS, Inc., a Delaware corporation; and microKINETICS, Inc., a California corporation. The Company's principal executive offices are located at 3080 Raymond Street, Santa Clara, California 95054 and its telephone number at that location is (408) 727-7740.

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from the sale of 3,050,000 shares of Common Stock offered by the Company hereby are estimated to be $41.8 million after deducting underwriting discounts and commissions and other expenses payable by the Company and assuming an initial public offering price per share of $15.00. The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered by the Selling Stockholders. The Company intends to use approximately $23.5 million of the net proceeds to repay indebtedness. Although the Company has not designated precise amounts of the remaining net proceeds for specific purposes and expects that the funds generated from operations, if any, will contribute to meeting the Company's capital needs, the Company believes that it may use between $13 million and $15 million to fund domestic and international expansion, including operations, facilities and equipment and between $3 million and $5.5 million for working capital and other general corporate purposes. The Company also expects to use a portion of the net proceeds to fund potential acquisitions of technologies, products or businesses compatible with or complementary to the Company's business, for which there are currently no agreements pending. The amounts and timing of expenditures for each purpose may vary significantly depending upon a number of factors, including changes in the focus and direction of the Company's research and development programs, competitive and technological advances and other factors. Pending such uses, the Company intends to invest the net proceeds from the Offering in investment grade, interest-bearing instruments.

  Of the indebtedness to be repaid, (i) approximately $17.0 million represents advances under a $22.5 million line of credit which the Company entered into with a bank on April 12, 1996, which bears interest at 1.75% above LIBOR (8.25% as of December 31, 1996) and expires on April 15, 1998, (ii) approximately $5.0 million represents advances under a $5.0 million note payable from a bank, which bears interest at 0.5% above a bank index rate which approximates the prime rate (8.75% as of December 31, 1996) and expires on March 1, 2001 and (iii) several capital lease obligations which have aggregate borrowings of $1.5 million, bear interest at rates ranging from 8% to 11% and expire from 1997 to 2001. Borrowings under the bank line of credit were used for working capital and the note payable and capital lease indebtedness were used for capital equipment acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

                                DIVIDEND POLICY

  The Company has not paid any cash dividends on the Common Stock and currently anticipates that, for the foreseeable future, any earnings will be retained for the development of the Company's business. In addition, the Company is prohibited from paying cash dividends on its Common Stock under the terms of existing credit facilities.

                                CAPITALIZATION

  The following table sets forth the Company's short-term indebtedness and capitalization as of September 30, 1996, and as adjusted to give effect to the Offering (after deducting underwriting discounts and commissions and estimated offering expenses) and application of the estimated net proceeds therefrom and gives effect to the assumed conversion of all outstanding shares of redeemable convertible Preferred Stock into Common Stock upon the closing of the Offering. See "Use of Proceeds."

                                                            SEPTEMBER 30, 1996
                                                            -------------------
                                                            ACTUAL  AS ADJUSTED
                                                            ------- -----------
                                                              (IN THOUSANDS)
Current maturities of long-term debt(1).................... $ 1,957   $   612
Long-term debt, less current maturities(1).................  12,155       --
Redeemable capital stock:
  Convertible preferred stock, $0.001 par value, 4,000,000
   shares authorized, 2,484,181 shares issued and
   outstanding actual; no shares issued or outstanding as
   adjusted................................................   9,164       --
  Common stock.............................................   9,750       --
Stockholders' equity:
  Preferred Stock, $0.001 par value; 2,000,000 shares
   authorized; no shares issued or outstanding actual or as
   adjusted................................................     --        --
  Common Stock, $0.001 par value; 30,000,000 shares
   authorized; 7,500,000 shares issued and outstanding
   actual includes 1,500,000 shares classified as
   redeemable Common Stock; 40,000,000 shares authorized as
   adjusted; 12,514,419 shares issued and outstanding as
   adjusted(2).............................................       8        13
  Additional paid-in capital...............................   8,857    61,759
  Retained earnings........................................     --      7,805
                                                            -------   -------
    Total stockholders' equity.............................   8,865    69,577
                                                            -------   -------
      Total capitalization................................. $41,891   $70,189
                                                            =======   =======

--------
(1) Includes borrowings under bank line of credit, note payable to bank, and obligations under capital leases.
(2) Excludes (i) 1,083,749 shares of Common Stock issuable upon exercise of options outstanding as of September 30, 1996 with a weighted average exercise price of $6.37 per share, (ii) 350,000 shares of Common Stock reserved for issuance upon exercise of options that may be granted in the future under the Option Plan and (iii) 250,000 shares of Common Stock reserved for issuance under the Purchase Plan. Includes 189,312 shares of Common Stock which will be issued upon the net exercise of outstanding warrants at or prior to the closing date of the Offering. Subsequent to September 30, 1996, 67,500 shares were issued upon exercise of outstanding stock options at an exercise price of $1.33 and a dividend of Series B Preferred Stock convertible into 18,586 shares of Common Stock was issued. Such shares are also excluded. See "Management--Stock Plans and Agreements" and Note 6 of Notes to Consolidated Financial Statements.

                                   DILUTION

  As of September 30, 1996, the Company's pro forma net tangible book value was approximately $27.8 million, or $2.94 per share of Common Stock. Net tangible book value per share represents the Company's total assets less intangible assets and total liabilities divided by the number of shares of Common Stock outstanding. Without taking into account any other changes in net tangible book value after September 30, 1996, other than to give effect to the Offering at an assumed initial public offering price of $15.00 per share and the receipt by the Company of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company as of September 30, 1996 would have been approximately $69.6 million or $5.56 per share. This represents an immediate increase in net tangible book value of $2.62 per share to existing stockholders and an immediate dilution of $9.44 per share to purchasers of shares of Common Stock in the Offering, as illustrated by the following:

   Assumed initial public offering price per share...............       $15.00
     Pro forma net tangible book value per share as of September
      30, 1996................................................... $2.94
     Increase per share attributable to new investors............ 2.62
                                                                  -----
   Pro forma net tangible book value per share after the Offer-
    ing..........................................................         5.56
                                                                        ------
   Dilution per share to new investors...........................        $9.44
                                                                        ======

  The following table summarizes as of September 30, 1996, after giving effect to the Offering, the differences between existing stockholders and purchasers of shares of Common Stock in the Offering with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid:

                                  SHARES              TOTAL
                             PURCHASED(1)(2)      CONSIDERATION
                            ------------------ ------------------- AVERAGE PRICE
                              NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                            ---------- ------- ----------- ------- -------------
Existing stockholders......  9,464,419   75.6% $ 9,000,000   16.4%    $ 0.95
New investors..............  3,050,000   24.4%  45,750,000   83.6     $15.00
                            ----------  -----  -----------  -----
  Total.................... 12,514,419  100.0% $54,750,000  100.0%
                            ==========  =====  ===========  =====

--------
(1) The foregoing tables assume no exercise of stock options after September 30, 1996 and assume exercise of all outstanding warrants upon the closing of the Offering. As of September 30, 1996, there were outstanding options to purchase an aggregate of 1,083,749 shares of Common Stock at a weighted average exercise price per share of $6.37. To the extent these options are exercised, there will be further dilution to the new public investors. Subsequent to September 30, 1996, 67,500 shares were issued upon the exercise of outstanding stock options at an exercise price of $1.33 and a dividend of Series B Preferred Stock convertible into 18,586 shares of Common Stock was issued. See "Capitalization," "Management--Stock Plans and Agreements," "Description of Capital Stock--Warrants," and Note 6 of Notes to Consolidated Financial Statements.
(2) The above table is based on ownership as of September 30, 1996, as adjusted for assumed net exercise of all outstanding warrants upon closing of the Offering. Sales by the Selling Stockholders in the Offering will reduce the number of shares held by existing stockholders to 8,814,419 shares, or 70.4% (8,514,598 shares and 66.7% if the Underwriters' over-allotment option is exercised in full) of the total number of shares of Common Stock outstanding after the Offering, and will increase the number of shares held by new investors to 3,700,000 shares, or 29.6% (4,255,000 shares and 33.3% if the Underwriters' over-allotment option is exercised in full) of the total number of shares of Common Stock outstanding after the Offering. See "Principal and Selling Stockholders."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected historical consolidated financial data as of September 30, 1996 and for each of the three fiscal years in the period ended September 30, 1996 presented below have been derived from, except as described herein, and are qualified by reference to the Company's consolidated financial statements which have been audited by Ernst & Young LLP, independent auditors and are included elsewhere in this Prospectus. The selected historical financial data for the fiscal year ended September 30, 1993 presented below have been derived from, except as described herein, the Company's consolidated financial statements, not included in this Prospectus, which have been audited by Ernst & Young LLP, independent auditors. The selected historical combined financial data for the fiscal year ended September 30, 1992 presented below have been derived from financial statements, except as described herein, not included in this Prospectus, which have been audited by other independent auditors. The provisions for income taxes and net income for fiscal 1992, 1993, 1994 and 1995 are presented on a pro forma basis and have not been derived from the audited consolidated financial statements for the respective years. The data presented below should be read in conjunction with the consolidated financial statements, related notes and other financial information included herein. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                     FISCAL YEAR ENDED SEPTEMBER 30,
                                ----------------------------------------------
                                 1992     1993      1994      1995      1996
                                -------  -------  --------  --------  --------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues..................... $66,691  $94,897  $145,473  $229,933  $278,423
  Costs of revenues............  57,256   82,611   125,307   194,875   230,748
                                -------  -------  --------  --------  --------
  Gross profit.................   9,435   12,286    20,166    35,058    47,675
  Selling, general and
   administrative expenses.....   8,701   10,928    13,807    22,384    31,673
                                -------  -------  --------  --------  --------
  Income from operations.......     734    1,358     6,359    12,674    16,002
  Other income (expense):
    Other income, net..........     396    1,376       115       331       944
    Interest expense...........    (575)    (583)   (1,084)     (749)   (1,068)
                                -------  -------  --------  --------  --------
  Other income (expense), net..    (179)     793      (969)     (418)     (124)
                                -------  -------  --------  --------  --------
  Income before income taxes...     555    2,151     5,390    12,256    15,878
  Provision for income tax-
   es(1).......................     249      968     2,426     5,517     7,147
                                -------  -------  --------  --------  --------
  Net income(1)................ $   306  $ 1,183  $  2,964  $  6,739  $  8,731
                                =======  =======  ========  ========  ========
  Pro forma net income per com-
   mon share(2)................                                       $   0.87
                                                                      ========
  Shares used in computing pro
   forma net income per common
   share(2)....................                                         10,043
  Supplemental pro forma net
   income per common share(3)..                                       $   0.83
                                                                      ========
  Shares used in computing
   supplemental pro forma net
   income per common share(3)..                                         11,011

                                               SEPTEMBER 30,
                            ---------------------------------------------------
                                                                    AS ADJUSTED
                             1992    1993    1994    1995    1996      1996
                            ------- ------- ------- ------- ------- -----------
BALANCE SHEET DATA:
  Cash and cash equiva-
   lents................... $ 1,187 $   199 $   751 $ 8,438 $ 8,844   $37,142
  Total assets.............  20,847  32,983  52,313  75,550  98,979   127,277
  Long-term debt and
   capital lease
   obligations, net of
   current maturities......     --    6,607   6,018   1,019  12,155       --
  Redeemable capital
   stock...................     255     525   1,035  10,827  18,914       --
  Stockholders' equity.....   4,906   6,438   9,455  12,636   8,865    69,577

--------
(1) Prior to May 31, 1995 the Company had elected to be taxed under Subchapter S of the Internal Revenue Code under which federal income taxes on the Company's earnings accrued directly to its stockholders. The Company terminated its S Corporation status on that date and became taxable as a corporation under Subchapter C of the Internal Revenue Code. The provision for income taxes for fiscal 1992, 1993, 1994 and 1995 are presented on a pro forma basis as if the Company had been taxed as a C Corporation for each year presented. The provision for income taxes for fiscal 1996, during which the Company was taxed as a C Corporation for the entire year, is presented on a historical basis. The Company's historical provision for income taxes in fiscal 1992, 1993, 1994 and 1995 and historical net income for fiscal 1992, 1993, 1994 and 1995 were $23,000, $56,000, $535,000, and
    $2,902,000 and $532,000, $2,095,000, $4,855,000 and $9,354,000,
    respectively.

(2) Pro forma net income per common share for the year ended September 30, 1996 is computed using the weighted average number of shares of Common Stock outstanding during each period, including dilutive common equivalent shares from stock options and warrants (using the treasury stock method) and also gives effect to the assumed conversion of all outstanding shares of redeemable convertible Preferred Stock as of September 30, 1996 into Common Stock upon the closing of the Offering (using the as-if-converted method) and the termination of certain repurchase obligations under a stockholder agreement. See Note 1 of Notes to Consolidated Financial Statements.
(3) Supplemental pro forma net income per common share and shares used in computing supplemental pro forma net income per common share give effect to the intended use of the net proceeds of the Offering to retire $13.5 million of indebtedness outstanding at September 30, 1996, as if such repayment had occurred at the beginning of fiscal 1996. The Company intends to use approximately $23.5 million to repay indebtedness outstanding at the closing of the Offering (of which approximately $13.5 million was outstanding at September 30, 1996).
(4) Gives effect to the receipt and application of the net proceeds from the sale of 3,050,000 shares of Common Stock offered by the Company hereby (at an assumed initial public offering price of $15.00 per share) and also gives effect to the assumed conversion of all outstanding shares of redeemable convertible Preferred Stock as of September 30, 1996 into Common Stock upon the closing of the Offering. See "Use of Proceeds" and "Capitalization."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  An investment in the shares of Common Stock offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information contained in the Prospectus, the factors set forth under "Risk Factors" should be considered carefully in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby. This Prospectus contains forward-looking statements. Discussions containing such forward-looking statements may be found in the material set forth under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" as well as in the Prospectus generally. Actual events or results may differ materially from those discussed herein. The following analysis of the financial condition and results of operations of the Company should be read in conjunction with the Company's Consolidated Financial Statements, including the notes thereto, included elsewhere in this Prospectus.

OVERVIEW

  Kinetics is the leading provider of sophisticated high-purity process piping systems for the semiconductor, pharmaceutical and biotechnology industries.The Company was founded in 1971 by William A. Bianco, Jr., its current chairman and chief executive officer. The Company initially provided high-purity process piping services to the early Silicon Valley semiconductor companies and focused primarily on this regional market until 1990. Recognizing the growth opportunity in the semiconductor industry and the opportunity to apply high-purity process piping technology to other rapidly growing and capital intensive industries, the Company expanded its operations into the pharmaceutical and biotechnology markets in the United States. Concurrent with its geographic expansion, the Company developed high-end value-added services such as engineering and quality assurance to respond to the changing construction and manufacturing strategies of its customers. Through these actions, the Company has acquired the capital equipment, fabrication facilities, engineering database and highly trained personnel to serve these rapidly growing industries and has developed the capability to perform turnkey high-purity process piping system projects. The Company recently began establishing select international operations.

  The Company intends to further expand its operations by building upon three complementary capabilities:

  .Increase turnkey or design-build projects

  .Provide a wide range of quality control and quality assurance products and services

  .Further enhance the manufacturing of specialty components

The Company is further investing in critical support functions, such as information technology, project estimation and human resource related programs.

CONTRACT ACCOUNTING AND REVENUE RECOGNITION

  The Company performs its services under fixed-price contracts, cost-type contracts, and time-and-materials contracts: (i) A fixed-price contract provides for a single price for the total amount of work to be performed on a project. (ii) A cost-type contract provides for reimbursement of allowable or otherwise defined costs incurred, plus a fee for the services. Cost-type contracts take a variety of forms, including a maximum price of reimbursement that is guaranteed by the Company for the services to be performed. These contracts often contain terms specifying reimbursable costs, overhead recovery percentages and fees. The fee may be fixed or based on a percentage of the reimbursable costs. (iii) A time-and-materials contract generally provides for reimbursement to the Company on the basis of direct labor hours at fixed hourly rates, cost of materials and other specified costs. The fee may be included in the hourly rates or may be based on a percentage of the reimbursable costs. Each contract type may include a provision for retention. Retention represents amounts withheld from contract progress billings until satisfactory project completion and generally ranges from five to ten percent of the total contract amount.

  Revenues and gross profit from contracts are recognized using the percentage-of-completion method. For each contract, the ratio of cost incurred to the Company's estimates of total anticipated project cost is used to determine revenues and gross profit. Revisions in cost and profit estimates made during the course of the project are reflected in the accounting period in which the information that requires revision becomes known. A provision is made for the entire amount of any estimated future losses on contracts at the time the loss becomes known. Actual gross profit on contracts may differ from estimates used by the Company in recording gross profit on contracts in progress, and such differences could have a material adverse effect on the Company's business, operating results and financial condition. The Company includes in revenues an amount equal to costs incurred attributable to contract claims only when realization of such revenue is probable and the amount is determinable. See "Risk Factors--Use of Estimates in Recognizing Revenues and Gross Profit; Percentage-of-Completion Method of Accounting."

  The pricing of fixed-price contracts requires accurate cost estimation in order to be profitable and therefore involves more risk than time-and-materials contracts, as unanticipated costs may result in reduced profit or even a loss for the Company if the cost of the project exceeds the expected revenue. Guaranteed maximum price contracts are performed on a cost basis, but the final fee cannot exceed the guaranteed price negotiated with the customer. If the total actual cost of the contract exceeds the guaranteed maximum price, then the Company will bear all or a portion of the excess cost. In those cases where the total actual cost and fee are less than the guaranteed price, the Company may share the savings on a predetermined basis with the customer. There can be no assurance that the Company's pricing methods will not result in losses to the Company. See "Risk Factors--Fixed-Price Contracts and Guaranteed Maximum Price Contracts."

RESULTS OF OPERATIONS

  The following table sets forth results of operations as a percentage of the Company's revenues for the periods indicated:

                                           FISCAL YEAR ENDED SEPTEMBER 30,
                                           ----------------------------------
                                              1994        1995        1996
                                           ----------  ----------  ----------
      Revenues............................      100.0%      100.0%      100.0%
      Costs of revenues...................       86.1        84.8        82.9
                                           ----------  ----------  ----------
      Gross profit........................       13.9        15.2        17.1
      Selling, general and administrative
       expenses...........................        9.5         9.7        11.4
                                           ----------  ----------  ----------
      Income from operations..............        4.4         5.5         5.7
                                           ----------  ----------  ----------
      Income before income taxes..........        3.7         5.3         5.7
      Provision for income taxes(1).......        0.4         1.2         2.6
                                           ----------  ----------  ----------
      Net income..........................        3.3%        4.1%        3.1%
                                           ==========  ==========  ==========

--------
(1) Represents income taxes on a historical basis. Prior to May 31, 1995, the Company had elected to be taxed under Subchapter S of the Internal Revenue Code and the Company's earnings were not subject to federal income taxes. The Company terminated its S Corporation status on that date and became taxable as a corporation under Subchapter C of the Internal Revenue Code. Accordingly, no provision for federal income taxes was made for fiscal 1994 and a portion of fiscal 1995. The income tax provisions for those years do include state income taxes.

 Fiscal Year Ended September 30, 1996 Compared to Fiscal Year Ended September 30, 1995

  Revenues. For fiscal 1996, revenues increased to $278.4 million from $229.9 million for fiscal 1995, an increase of 21.1%. The increase was primarily due to an increase in the number of domestic semiconductor projects in fiscal 1995 in existing regions as well as expansion into new regions such as Texas, Oregon and the southeast United States and, to a lesser extent, increased revenues from the Company's subsidiary, QAM. Revenues derived from pharmaceutical and biotechnology projects as a percentage of total revenues during fiscal 1996 declined from fiscal 1995 due to the Company's allocation of resources to semiconductor projects.

  Gross profit. Gross profit increased to $47.7 million for fiscal 1996 from $35.1 million for fiscal 1995, an increase of $12.6 million. The gross margin for fiscal 1996 increased to 17.1% from 15.2% in fiscal 1995. The increase in gross margin was attributable primarily to improved performance on domestic semiconductor projects which resulted from the Company's greater ability to leverage its increasing size to obtain a greater number of fixed-price contracts rather than cost-type or time-and-materials contracts and to obtain more favorable pricing from suppliers. To a lesser extent the increase was due to an increase in revenues from QAM. Fixed-price contracts and revenues from QAM generally have higher gross profit margins than other revenues. These improvements in gross profit margins for fiscal 1996 were partially offset by losses of $3.2 million from the Company's four projects that had the largest losses in fiscal 1996 compared to losses of $2.0 million from the four projects that had the largest losses in fiscal 1995. In each case, the losses in these fixed-price contracts resulted from either scope of work definition or lack of performance by subcontractors or both.

  Selling, general and administrative expenses. Selling, general and administrative expenses increased to $31.7 million for fiscal 1996 from $22.4 million for fiscal 1995. The $9.3 million increase was due primarily to the expansion of international operations in Western Europe, Israel, China, Singapore and Mexico; opening of new offices and facilities in Portland, Oregon and Colorado Springs, Colorado; significant expansion of facilities in Texas and the New England region; and the opening and start-up of bioKINETICS, Inc., the pharmaceutical and biotechnology design/build subsidiary of the Company. Selling, general and administrative expenses increased to 11.4% of revenues for fiscal 1996 from 9.7% for fiscal 1995 as the Company expanded in anticipation of possible future growth.

  Interest expense. Interest expense increased to $1.1 million for fiscal 1996 from $0.7 million for fiscal 1995, primarily due to increased borrowing on the Company's revolving credit facility to support the Company's business expansion and increased term debt to acquire capital equipment.

  Provision for income taxes. The Company's effective tax rate increased to 45.0% for fiscal 1996 from 23.7% for fiscal 1995. Effective May 31, 1995, the Company terminated its S Corporation election and became taxable as a C Corporation. The federal income tax on the Company's operations was an obligation of the individual stockholders and was not included in the Company's results of operations for the first eight months of fiscal 1995.

 Fiscal Year ended September 30, 1995 Compared to Fiscal Year Ended September 30, 1994

  Revenues. For fiscal 1995, revenues increased to $229.9 million from $145.5 million for fiscal 1994, an increase of 58.0%. The increase was primarily due to an increase in the number of domestic semiconductor projects and an increase in the size of certain of these projects. Revenues derived from pharmaceutical and biotechnology projects as a percentage of total revenues during fiscal 1995 did not significantly change from fiscal 1994.

  Gross profit. Gross profit increased to $35.1 million for fiscal 1995 from $20.2 million for fiscal 1994, an increase of $14.9 million. The gross margin for fiscal 1995 increased to 15.2% from 13.9% for fiscal 1994. The increase in gross margin was due to improved pricing opportunities on contracts with domestic semiconductor customers, which resulted from the Company's greater ability to leverage its increasing size to obtain a greater number of fixed-price contracts rather than cost-type or time-and-materials contracts and to obtain more favorable pricing from suppliers. To a lesser extent, the increase was due to reductions in insurance costs.

  Selling, general and administrative expenses. Selling, general and administrative expenses increased to $22.4 million for fiscal 1995 from $13.8 million for fiscal 1994. The $8.6 million increase was due primarily to the expansion of offices and fabrication facilities in the domestic market, international marketing and sales, and the expansion of corporate support services, such as accounting, information technology and human resources. Selling, general and administrative expenses increased to 9.7% of revenues in fiscal 1995 from 9.5% in fiscal 1994 as the Company expanded in anticipation of future growth.

  Interest expense. Interest expense decreased to $0.7 million for fiscal 1995 from $1.1 million for fiscal 1994, primarily due to the pay down of certain debt with the proceeds from the Company's $9.0 million Preferred Stock private placement in June 1995.

  Provision for income taxes. The Company's effective tax rate increased to 23.7% for fiscal 1995 from 9.9% for fiscal 1994. Prior to May 31, 1995, the Company was treated as an S Corporation for tax reporting purposes. Accordingly, the effective tax rate for fiscal 1995 of 23.7% reflects a provision for taxes from June 1, 1995 through September 30, 1995, plus a small provision for certain state statutory income taxes incurred by the Company while it was an S Corporation. The statutory state income tax effective rate in fiscal 1994 was 9.9%.

QUARTERLY RESULTS OF OPERATIONS

  The following tables set forth unaudited statement of operations data for each of the Company's last eight fiscal quarters and the percentage of the Company's revenues represented by each line item reflected therein. This information has been prepared on the same basis as the audited financial statements contained herein and, in management's opinion, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                        QUARTER ENDED:
                          ---------------------------------------------------------------------------
                          DEC. 31, MARCH 31, JUNE 30, SEPT. 30, DEC. 31, MARCH 31, JUNE 30, SEPT. 30,
                            1994     1995      1995     1995      1995     1996      1996     1996
                          -------- --------- -------- --------- -------- --------- -------- ---------
                                                        (IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
 Revenues...............  $62,550   $60,503  $51,131   $55,749  $59,155   $73,372  $70,867   $75,029
 Income from opera-
  tions.................    4,226     3,483    3,037     1,928    3,316     4,382    3,767     4,537
 Net income(1)..........    3,805     2,708    1,698     1,143    1,919     2,431    2,054     2,327

                                      AS A PERCENTAGE OF REVENUES FOR THE QUARTER ENDED:
                          ---------------------------------------------------------------------------
                          DEC. 31, MARCH 31, JUNE 30, SEPT. 30, DEC. 31, MARCH 31, JUNE 30, SEPT. 30,
                            1994     1995      1995     1995      1995     1996      1996     1996
                          -------- --------- -------- --------- -------- --------- -------- ---------
STATEMENT OF OPERATIONS
 DATA:
 Revenues...............   100.0%    100.0%   100.0%    100.0%   100.0%    100.0%   100.0%    100.0%
 Income from opera-
  tions.................     6.8       5.8      5.9       3.5      5.6       6.0      5.3       6.0
 Net income(1)..........     6.1       4.5      3.3       2.1      3.2       3.3      2.9       3.1

--------
(1) Includes income taxes on a historical basis. Prior to May 31, 1995, the Company had elected to be taxed under Subchapter S of the Internal Revenue Code and the Company's earnings were not subject to federal income taxes. The Company terminated its S Corporation status on that date and became taxable as a corporation under Subchapter C of the Internal Revenue Code. Accordingly, no provision for federal income taxes was made for the quarters ended December 31, 1994, March 31, 1995 and a portion of June 30, 1995. The income tax provisions for those quarters do include state income taxes.

  The Company expects that its future operating results will fluctuate significantly as a result of numerous factors, including the Company's success in obtaining and performing new contracts, the timing of new contracts, market acceptance of the Company's high-purity process piping systems, the emergence of new industry standards, customer cancellations, the mix of contract types, competition, the evolving and unpredictable nature of the markets for the Company's high-purity process piping systems, and general economic conditions. In addition, the Company has historically operated with a moderate order backlog. As a result, quarterly sales and operating results depend in part on the volume and timing of contracts received and performed within the quarter, which are difficult to forecast. A significant portion of the Company's revenue in any quarter is typically derived from significant sales to a limited number of customers. Any significant deferral or cancellation of purchases of the Company's systems and services could have a material adverse effect on the Company's business, operating results and financial condition in any particular quarter, and to the extent that significant contracts are performed earlier or later than expected, operating results for subsequent quarters may be adversely affected. In addition, a significant portion of the Company's expenses are relatively fixed in advance based in large part on the Company's forecast of future sales. If revenues are below expectations in any given quarter, the adverse impact of the shortfall on the Company's operating results may be magnified by the Company's inability to adjust spending to compensate for the shortfall. The Company may also reduce prices or increase spending in response to competition or elect to pursue new market opportunities. Because of these factors, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and that such comparisons should not be relied upon as indications of future performance. As a result of the foregoing factors, the Company's operating results and stock price may be subject to significant volatility, particularly on a quarterly basis. See "Risk Factors-- Potential Fluctuations in Quarterly Operating Results."

LIQUIDITY AND CAPITAL RESOURCES

  The Company has financed its operations and met its capital expenditure requirements primarily from cash from operations, borrowings and proceeds from the private sale of Preferred Stock.

  The Company's operating activities provided net cash of $10.0 million, $15.8 million and $4.9 million during fiscal 1994, fiscal 1995, and fiscal 1996, respectively. The increase in net cash provided by operations in fiscal 1995 as compared to fiscal 1994 was primarily attributable to increases in net income and billings in excess of costs and estimated earnings on contracts in progress and smaller increases in receivables compared to the previous year. The decrease in net cash provided by operations in fiscal 1996 as compared to fiscal 1995 was primarily attributable to an increase in receivables, a smaller increase in billings in excess of costs and estimated earnings on contracts in progress compared to the previous year.

  The Company's investing activities used net cash of $2.8 million, $6.4 million and $8.5 million during fiscal 1994, fiscal 1995 and fiscal 1996, respectively. The increases in net cash used by investing activities were primarily attributable to increases in acquisition of capital equipment and the expansion of fabrication capabilities in leased facilities.

  The Company's financing activities used $6.6 million and $1.7 million in fiscal 1994 and fiscal 1995, respectively, and provided $4.0 million in fiscal 1996. The decrease in net cash used by financing activities in fiscal 1995 as compared to fiscal 1994 was primarily attributable to the proceeds from the issuance of Preferred Stock in fiscal 1995 partially offset by increases in distributions to stockholders. The Preferred Stock was issued to provide working capital to fund expansion of the Company's operations. The increase in net cash provided by financing activities in fiscal 1996 as compared to fiscal 1995 was primarily attributable to net borrowings under a revolving credit line in fiscal 1996.

  At September 30, 1996, the Company had $8.0 million in borrowings under the $22.5 million revolving line of credit with a bank. The line-of-credit agreement expires April 15, 1998. The Company is currently renegotiating a new line of credit with such bank and has received a commitment letter to increase the line of credit to $35 million. The Company was not in compliance as of June 30, 1996 with certain financial covenants of the loan agreement related to a total liabilities to tangible net worth ratio and a cash flow coverage ratio. The Company was in compliance with those financial covenants, as amended, at September 30, 1996. The Company believes that it will be in compliance with these covenants during fiscal 1997. However, failure to meet these covenants would constitute an event of default which, without the bank's forbearance, could have a material adverse impact on the Company's business, financial position and results of operations.

  The Company has budgeted additions to equipment and improvements of approximately $16 million in fiscal 1997. The Company anticipates that funds for these additions will be provided by a combination of operations, borrowings under existing credit facilities and the net proceeds of the Offering.

  The Company believes that net proceeds from the sale of the Common Stock offered hereby, together with cash generated from operations, if any, and the Company's revolving credit facility will be sufficient to meet its working capital and other cash requirements for at least the next twelve months.

NEW ACCOUNTING PRONOUNCEMENTS

  In March 1995, the Financial Accounting Standards Board issued Statement No. 121 (FAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations, such as equipment and improvements and intangible assets, when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of the assets. The Company will adopt FAS 121 in the first quarter of fiscal 1997. Based on current circumstances, management does not believe the effect of such adoption will be material.

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (FAS 123), "Accounting for Stock-Based Compensation," which established a fair-value-based method of accounting for stock-based compensation plans and requires additional disclosures for those companies who elect not to adopt the new method of accounting. The Company will be required to adopt FAS 123 in fiscal year 1997. The Company's intention is to continue to account for employee stock awards in accordance with APB Opinion No.25 and to adopt the disclosure-only alternative described in FAS 123.

                               INDUSTRY OVERVIEW

INTRODUCTION

  The Company estimates that the market for high-purity process systems for calendar 1995 was approximately $5.4 billion, of which approximately $2.1 billion was related to high-purity process piping. These markets are driven primarily by three technologically sophisticated manufacturing industries: semiconductor, pharmaceutical and biotechnology, each of which requires the highest levels of technological complexity and manufacturing cleanliness. Each of these industries has unique system performance requirements, but a critical common element is that manufacturing success is dependent upon the ability to control the level of contaminants that come into contact with the product during the course of manufacturing within very narrow, specified tolerances.

  The systems installed by the Company are critical to the manufacturing operation, transporting and controlling material consumed and produced during the manufacturing process. Generally, high-purity process piping systems in a semiconductor manufacturing facility ("fab") distribute gases, water and chemicals from generating equipment or storage tanks to the process manufacturing equipment. In pharmaceutical and biotechnology facilities, high-purity process piping systems are used both to transfer product through various stages of manufacturing and to distribute gases, water and chemicals that support the manufacturing process.

SEMICONDUCTOR INDUSTRY

  Semiconductors are the basic building blocks used to create an increasing variety of electronic products and systems. As semiconductor product performance has improved and size and cost have decreased, semiconductor products have expanded beyond their original primary applications in computer systems to applications such as telecommunications systems, automotive products, consumer goods and industrial automation and control systems. Semiconductors are often classified as either discrete devices (such as individual diodes or transistors) or integrated circuits (in which thousands of functions are combined on a single chip of silicon to form a more complex circuit). Integrated circuits are generally further broken down between logic and memory chips. The geometry on these chips has become smaller and increasingly more complex as more and more circuits are compressed onto a single chip. Current semiconductor manufacturing geometries of less than 0.5 microns (2/100,000 inches) are not uncommon. Contaminant particles even a fraction of this size can disrupt both the manufacturing process and the eventual operation of the circuit, rendering the chip useless. As a result, ultra-high levels of purity are required of the gases, chemicals and fluids that come into contact with the computer chip during manufacturing. To ensure this high level of purity, the high-purity process piping systems are generally first pre-fabricated in cleanrooms and subsequently installed into the facility under strict protocols. Protocol standards are established to optimize control of contamination. The systems are typically made from high quality stainless steel and plastics which are joined using automatic welding equipment designed to reduce particle generation.

  A typical semiconductor fab generally contains 60,000 to 80,000 square feet of cleanroom manufacturing space. It is composed of three primary elements: the building infrastructure and basic services; the semiconductor and analytical equipment ("tools"); and the generation and distribution of the chemicals, gases and water used by the tools. The life cycle of a fab typically conforms to the following sequence: (i) base, which consists of building shell and basic utility and electrical services ("Phase I"); (ii) pilot hook-up, which includes the first set of tools and their process qualification ("Phase II"); (iii) ramp hook-up, during which additional tools are connected and qualified to meet production targets ("Phase III"); (iv) sustaining hook-up to meet production requirements ("Phase IV"); and (v) ongoing retrofit of the facility to accommodate a different product or a new generation of manufacturing technology ("Phase V").

  Due to the large capacity and stringent manufacturing requirements of current semiconductor fabs, total capital investment for new construction and capital equipment is often in excess of $1 billion per fab. Such a large investment, coupled with rapid product obsolescence, typically accelerates construction and start-up schedules. As time-to-market has become more important and costs have escalated, semiconductor manufacturers have adopted non-traditional project delivery approaches in an effort to become more efficient. Prime examples of these approaches are design/build contracts and specialty gas, chemical and water supplier "point-of-use" delivery guarantees. Representative contracts over the life cycle of a facility often follow a similar sequence:

               REPRESENTATIVE HIGH-PURITY PROCESS PIPING SYSTEMS
                       IN SEMICONDUCTOR FAB BUILD-OUT(1)

  CONSTRUCTION
  PHASE               I            II           III              IV              V
----------------------------------------------------------------------------------------
  SCOPE              Base     Pilot Hook-Up Ramp Hook-Up Sustaining Hook-Up   Retrofit
----------------------------------------------------------------------------------------
  CLIENT         Construction Construction     Owner           Owner          Owner or
                  Manager or   Manager or                                   Construction
                  Specialty     Specialty                                    Manager(3)
                   Supplier     Supplier
----------------------------------------------------------------------------------------
  PERCENT OF
   BUILD-OUT
   REVENUE (2)       30%           10%          40%             20%            N/A(3)
----------------------------------------------------------------------------------------
  DURATION         6 months     6 months       1 year          1 year         6 months

(1) The time periods for each contract and the amount of investment vary depending upon the specific requirements of the project.
(2) Represents approximate percentage of total high-purity process piping system costs incurred in such Phase on representative semiconductor project build-out.
(3) Depending upon their extent, Phase V facility retrofits could be contracted with a construction manager or directly with the owner and could range from several hundred thousand dollars to tens of millions of dollars per project.

PHARMACEUTICAL INDUSTRY

  The manufacture of human pharmaceuticals is closely regulated by the U.S. Food and Drug Administration (the "FDA"), which is responsible for protecting the public against false therapeutic claims or adulterated drug products. In order to meet the stringent requirements of the FDA regarding drug purity and safety, manufacturers of finished pharmaceuticals employ many of the same sophisticated installation methods and materials as the semiconductor industry. Specifically, in both industries high quality stainless steel or plastic piping is joined using automatic welding equipment designed to reduce contamination. Pharmaceutical manufacturers are particularly concerned with microbial contamination of their drug products. Due to the relatively unpredictable nature of microbial entry and growth in pharmaceutical manufacturing systems, there are many subtle design and installation requirements that must be incorporated into high-purity process piping systems. These and other requirements fall under a set of federal regulations known as current Good Manufacturing Practices ("cGMP") and require extensive documentation and system testing known as "validation."

  Pharmaceutical manufacturing operations for which high-purity process piping system installation is critical are generally found in those traditional pharmaceutical products that use biological products in their formulation (such as vaccines and blood-derived therapeutics) and in the final product processing steps of injectable products. For these operations, product processing generally takes place in tanks and equipment which must remain free of contamination. High-purity process piping in these facilities is used primarily for the product distribution systems and for the high-purity water, steam and gas generation and distribution networks which support the manufacturing process.

  Pharmaceutical companies are introducing new products as well as building and upgrading existing manufacturing facilities to meet increasing product demand and to comply with rigorous regulatory standards. The recent consolidations in the pharmaceutical industry and the subsequent transfers and spin-offs of product lines have also created opportunity for high-purity process piping system providers and designers. A typical pharmaceutical facility contract is implemented over approximately nine months.

BIOTECHNOLOGY INDUSTRY

  Biotechnology has created new markets with significant growth potential through the development and advancement of genetic engineering. The biotechnology industry includes human therapeutics and diagnostics, agricultural products, industrial chemicals and non-medical diagnostics. As a result of its stringent purity, installation and manufacturing requirements, the biotechnology sector involved with human therapeutics ("biopharmaceuticals") has generated significant demand for high-purity process piping systems. Biopharmaceuticals are anticipated to produce the highest portion of biotechnology revenues over the next decade. Biopharmaceutical producers are subject to the same FDA requirements as pharmaceutical manufacturers for demonstrating the safety, purity and efficacy of their products through documentation, process validation and clinical trials. Approximately 20 biopharmaceutical products have been approved by the FDA and are currently being marketed in the United States and approximately 250 are currently in clinical trials.

  Biopharmaceutical products are primarily manufactured through mammalian cell culture or bacterial or yeast fermentation, followed by sophisticated separation and purification processes. These processes are performed by complex high-purity process piping systems which are either built-in-place or contained on portable frames ("skids") to allow for manufacturing flexibility. Similar to pharmaceutical manufacturing facilities, high-purity process piping systems in biotechnology facilities are also used for the product distribution systems and for the high-purity water, steam and gas generation and distribution networks which support the manufacturing process.

  Biopharmaceutical manufacturing operations take place in controlled environments where the physical space within the plant is often limited and congested with equipment. The coordination challenges associated with this congestion, together with the complexity of the installation, quality assurance and validation documents, and fast track schedule, have caused biopharmaceutical manufacturers to pursue non-traditional project delivery approaches. The main alternative approach is to assign single source accountability to the high-purity process piping specialty contractor for all aspects of design, installation and documentation. A typical biopharmaceutical facility contract is implemented over approximately 12 months.

  Pharmaceutical and biopharmaceutical manufacturing facilities do not tend to follow the same phased installation approach as semiconductor facilities. They are typically designed and constructed as one integrated manufacturing operation in the following sequence: conceptual design, preliminary engineering, detailed design, fabrication, installation, and systems start-up, commissioning and validation.

INTERNATIONAL MARKETS

  Trade regulations and the growth of the international marketplace are resulting in increased foreign manufacturing of semiconductor, pharmaceutical and biopharmaceutical products. To meet product specifications, regulatory requirements, and international manufacturing standards, as well as to permit worldwide product distribution, international facilities are increasingly subject to comparable quality and performance requirements as in the United States.

CAPITAL SPENDING PATTERNS

  Demand for high-purity process piping systems tracks the capital spending patterns of the semiconductor, pharmaceutical and biotechnology industries. Capital spending is driven by rising demand for industry products, as well as by regulatory and technological change, which requires replacement and manufacturing upgrades. DataQuest, Chemical Engineering News and Genetic Engineering News each respectively estimates annual revenue growth over the next decade for the semiconductor, pharmaceutical and biopharmaceutical industries at 15%, 10% and 13%, respectively.

  For its internal planning purposes, the Company estimates the size of the market for high-purity process piping systems based upon the percentage of overall capital spending typically allocated to these systems. For the semiconductor industry, the Company estimates that approximately 20% of capital spending on facilities is for high-purity process piping systems. For the pharmaceutical industry, the Company estimates that 50% of total capital spending is for blood product, vaccine and pharmaceutical finishing facilities where purity levels are critical, and high-purity process piping systems represent an average of 33% of the cost of these facilities. For the biopharmaceutical industry, the Company estimates that 70% of capital spending is directed at pilot and commercial manufacturing facilities, and high-purity process piping systems represent an average of 33% of the cost of these facilities. The Company estimates that the market for high-purity process systems for calendar 1995 was approximately $5.4 billion, of which approximately $2.1 billion was related to high-purity process piping.

                                   BUSINESS

COMPANY OVERVIEW

  Kinetics is the leading domestic provider of sophisticated high-purity process piping systems based on revenues. These systems are used primarily in the semiconductor, pharmaceutical and biotechnology industries. Kinetics offers its customers turnkey solutions by providing, as a complement to its specialty high-purity contracting business, comprehensive and technically advanced engineering and design services, quality assurance and control services, program management services, and manufacturing of specialty components. Operations and sales efforts are conducted from its strategically located facilities throughout the United States and at several international sites. The Company has used its commitment to quality, innovation and agility to become the largest specialty contractor of high-purity process piping systems in the United States.

  Within the semiconductor industry, the Company provides its services primarily to industry leading manufacturers of integrated circuits and semiconductor original equipment manufacturers. Generally, high-purity process piping systems in semiconductor fabs distribute gases, water and chemicals from generating equipment or storage tanks to the process manufacturing equipment. In pharmaceutical and biotechnology facilities, high-purity process piping systems are used both to transfer product through various stages of manufacturing and to distribute gases, water and chemicals that support manufacturing.

  The Company prides itself on its ability to secure repeat business with these and other customers on both new construction and retrofit projects. In 1996, 87% of revenues were derived from repeat customers. The Company's semiconductor customers currently include AMD, DEC, Hyundai, Intel, LAM Research, LSI Logic, Lucent Technologies, Motorola, Rockwell, SGS Thomson Semiconductor and Texas Instruments. The Company's pharmaceutical and biotechnology customers currently include Alcon, Bayer, Chiron, Genentech, Genetics Institute, IDEC, Merck, Ortho Diagnostics and Warner Lambert. Of the aforementioned customers, only AMD and Rockwell accounted for more than 10% of the Company's revenues in fiscal 1996.

  The Company was founded in 1971 by William A. Bianco, Jr., its current chairman and chief executive officer. The Company initially provided high-purity process piping services to the early Silicon Valley semiconductor companies and focused primarily on this regional market until 1990. Recognizing the growth opportunity in the semiconductor industry and the opportunity to apply high-purity process piping technology to other rapidly growing and capital intensive industries, the Company began expanding its operations into the pharmaceutical and biotechnology markets in the United States. The Company has also expanded geographically throughout the United States as well as in selected international locations. Concurrent with its geographic expansion, the Company developed high-end value-added services such as engineering and quality assurance to respond to the changing construction and manufacturing strategies of its customers. Through these actions, the Company has acquired the capital equipment, fabrication facilities, engineering database and highly trained personnel to serve these rapidly growing industries and has developed the capability to perform turnkey high-purity process piping system projects.

  The Company has increased its revenues to $278.4 million for fiscal 1996 from $145.5 million for fiscal 1994, and income from operations to $16.0 million from $6.4 million during that period, representing compound annual growth rates of 38.3% and 58.6%, respectively, while growing its business solely through internal expansion. With its experience in the design, fabrication and installation of high-purity process piping systems in sophisticated manufacturing facilities, its accumulated resources, and its financial accomplishments, Kinetics believes it has a strong competitive advantage and is uniquely positioned as a key supplier to meet the technological challenges and growth of the semiconductor, pharmaceutical and biotechnology industries.

BUSINESS STRATEGY

  The semiconductor, pharmaceutical and biotechnology industries are rapidly changing and fast growing. Manufacturing facilities are becoming larger and more technologically complex. Purity requirements and quality standards established by the manufacturer for new and existing facilities are rising in order to achieve both advanced product specifications and improved product yield. A substantial portion of the Company's revenues is derived through contracts requiring work to be performed in cleanroom environments. In addition, critical systems are being installed over shorter schedules due to the large investments required and rapid product obsolescence.

  The Company is committed to strengthening its position as a high-quality provider of sophisticated high-purity process piping, as well as expanding into the broader process systems market, for the semiconductor, pharmaceutical and biotechnology industries, while increasing its revenues and profitability. To achieve these objectives, the Company has adopted a strategy consisting of the following key elements.

  . Increase Market Share. The Company intends to further increase its market share by opening and expanding branch offices, leveraging existing customer relationships, investing in fabrication and cleanroom facilities, acquiring capital equipment, and continuing to hire and train personnel. The Company also plans to broaden its customer base by increasing its direct sales force and by pursuing strategic alliances with specialty gas and high-purity water providers.

  . Expand Its Turnkey and Design/Build Operations. The Company believes that its turnkey and design/build operations will allow it to provide its customers with higher quality systems within a shortened project cycle time, while significantly expanding the range of services offered by the Company beyond its traditional contractor services. The Company's turnkey and design/build operations include such services as quality assurance and quality control; conceptual and detailed design and engineering; critical component manufacturing; systems start-up, commissioning and validation; program management; and ongoing preventive maintenance. The Company has recently formed two subsidiaries to focus on the development of its turnkey and design/build operations: microKINETICS to focus on the semiconductor industry and bioKINETICS to focus on the pharmaceutical and biotechnology industries.

  . Further Develop Its International Operations. The Company plans to provide to international customers its complete range of value-added services, make additional strategic investments in local fabrication facilities, capital equipment and marketing resources, and hire and train local personnel. As a result of its extensive domestic experience and its relationships with major international manufacturers, the Company believes it is well-positioned to execute its international expansion plans. To date, the Company has opened fabrication facilities in Mexico, France and Israel (through a partnering investment), and has begun construction of cleanroom fabrication facilities in France, Israel and the People's Republic of China.

  . Leverage Its Investment in Quality Leadership. The Company has invested significant time and capital in the development of proprietary SOPs. The Company intends to continue to develop, refine and market these SOPs, which allow the Company to effectively compete for projects requiring fast-track schedules, custom design, extensive documentation and contamination-free installation procedures, and to consistently perform its work anywhere in the world. The Company has an extensive knowledge base regarding the requirements and expectations of various regulatory bodies, including the FDA. The Company is committed to continuing to understand and interpret the evolving requirements of these regulatory bodies and is in the process of applying for ISO 9000 certification to aid the Company's international expansion efforts.

  . Reduce Operating Costs and Increase Operating Efficiencies. The Company has identified and will continue to seek additional "best practice" techniques and is committed to implementing them throughout its entire organization. Such techniques include the increased use of its proprietary management software, consolidation of key suppliers in an effort to increase purchasing power, and consolidation of fabrication and administration into selected regional centers in order to reduce costs and increase operating efficiencies.

  . Develop Specialty Products. The Company has successfully introduced several product lines over the past two years, including semiconductor valve assemblies and portable high-purity gas and liquid analysis carts. The Company plans to grow these product lines and introduce new products to meet the needs of its existing customer base.

SERVICES AND PRODUCTS

  To meet the evolving needs of the high-purity process piping market, the Company has developed a wide range of services and products. The Company's orders and contracts range from several thousand to tens of millions of dollars and vary from components and fabricated assemblies to entire manufacturing systems.

  .High-Purity Process Piping Systems
      The Company's core business is the fabrication and installation of sophisticated high-purity process piping systems. The Company procures or manufactures highly polished stainless steel components and welds them into assemblies, installs them into facilities and tests them against acceptance standards which typically define levels of contamination in the low parts per billion. The piping assemblies must meet strict purity and documentation requirements and are typically pre-fabricated at the Company's cleanroom and other fabricating facilities or on construction sites in cleanrooms. In order to meet the strict requirements for welding, the Company uses automatic orbital welding machines which employ microprocessors to control all aspects of the welding operation. The Company currently owns more than 250 welding machines and associated equipment, representing a $22 million investment, which the Company believes is more than any of its competitors. The Company typically does not manufacture commodity pipes or fittings.

      For some of its customers, the Company provides installation services based upon a "traditional" project delivery approach in which an outside engineering firm provides the detailed installation documents and procedures. However, for the majority of its customers, the Company provides the detailed installation documents and procedures based upon general design criteria provided by the customer's engineer (the "design-assist" approach). This approach typically results in a compressed project schedule and a reduction in technical issues encountered during construction. Due to the rapid, technology-driven changes in the semiconductor, pharmaceutical and biotechnology industries, the design-assist approach has gained wide acceptance because it takes advantage of the installer's field experience with the latest construction techniques and materials, which are difficult to reflect fully in contract plans and specifications. In the pharmaceutical and biotechnology industries in particular, the Company's knowledge of current FDA guidelines and expectations helps owners avoid costly rework and delays. To meet the engineering requirements of this approach, Kinetics has developed a large group of high-purity process piping systems designers and engineers. The designs are realized using sophisticated design software to create three dimensional piping system models which are then used to generate detailed fabrication and installation drawings. This automated design approach reduces the fabrication lead time and project cycle time through tighter material control.

  .Turnkey and Design/Build
      The Company also provides completely operational and commissioned process piping systems based upon general performance requirements obtained from the end-user. The Company has the ability to provide either built-in-place systems or skids. The turnkey and design/build approaches are becoming increasingly popular as owners are attempting to decrease project costs and shorten the project schedule while at the same time limiting their in-house project management and engineering staffs. Under these project delivery approaches, the Company assumes single source accountability. Successful execution of these projects requires a tightly integrated program management system, as well as experienced engineers, designers, installers and program managers. The Company has recently expanded its engineering and program management capabilities in the pharmaceutical and biotechnology markets through the hiring of 20 additional highly qualified managers, engineers and designers. The Company believes that turnkey and design/build will be its fastest growing project delivery approaches in the next three years, and as a result, has recently formed bioKINETICS, a wholly owned Company subsidiary, to focus on these opportunities. At the same time, the Company is continuing to develop design/build capabilities in the semiconductor market through its microKINETICS subsidiary.

  .Products and Other Services
      Additional revenues are generated from sales to third-parties of products and services related to the Company's core business. These include quality assurance services provided by its QAM subsidiary, gas control assemblies and isolation boxes for semiconductor manufacturing facilities, and polished stainless steel fittings and tubing for each of the semiconductor, pharmaceutical and biotechnology markets. In addition, the Company manufactures and sells portable testing and analysis carts for on-line monitoring of purity levels in critical process gases and liquids used in semiconductor and pharmaceutical production.

MARKETS

  The Company's principal markets are the semiconductor, pharmaceutical and biotechnology industries, for which it performs new construction, retrofit and expansion of high-purity process piping systems contained in highly sophisticated manufacturing and testing facilities, both in the United States and internationally. The Company estimates that its domestic market share for fiscal 1996 in each of these three principal markets was 23%, 12% and 21%, respectively.

  The following table presents the Company's revenues by industry for the fiscal years ended September 30, 1994, 1995 and 1996 (in millions):

                                                             REVENUES FOR
                                                       YEAR ENDED SEPTEMBER 30,
                                                      --------------------------
                                                        1994     1995     1996
                                                      -------- -------- --------
   INDUSTRY SECTOR
   Semiconductor..................................... $  104.9 $  165.2 $  204.5
   Pharmaceutical....................................     14.8     29.7     25.4
   Biotechnology.....................................     17.9     26.6     27.2
   Other(1)..........................................      7.9      8.4     21.2
                                                      -------- -------- --------
                                                      $  145.5 $  229.9 $  278.3
                                                      ======== ======== ========

--------
(1) Includes fiber-optics, HVAC and general manufacturing.

  The Company's international revenues, which have increased from insignificant levels in fiscal 1995 to $6.7 million in fiscal 1996, are currently being derived from activities at its facilities in the United States, Mexico and Israel. The Company believes that planned fabrication facilities in strategic international locations are necessary to support sales and marketing efforts as well as project execution and performance. Accordingly, the Company has opened fabrication facilities in Mexico, France and Israel (through a partnering investment) and is currently constructing cleanroom fabrication facilities in France, Israel and the People's Republic of China. Scheduled completion for all three locations is the first half of calendar 1997. It is anticipated that additional international facilities will be added in accordance with project opportunities and increasing global demand for the Company's systems and services.

CONTRACTS AND PRICING

  The Company obtains project awards on either a competitively bid or negotiated basis. Contracts are typically awarded by semiconductor, pharmaceutical and biotechnology companies; gas, water and chemical suppliers to these industries; or construction and engineering firms. The awarding of contracts is based on reputation, previous project experience, ability to meet system specifications and project deadlines, and price. The Company performs its services under either a fixed-price contract, cost-type contract, or time-and-materials contract, which represented 62%, 12% and 26%, respectively, of the Company's fiscal 1996 revenues.

  Fixed-Price. A fixed-price contract provides for a single price for the total amount of work to be performed on a project.

  Cost-Type. A cost-type contract provides for reimbursement of allowable or otherwise defined costs incurred, plus a fee for the services. Cost-type contracts take a variety of forms, including a maximum price of reimbursement that is guaranteed by the Company for the services to be performed. These contracts often contain terms specifying reimbursable costs, overhead recovery percentages and fees. The fee may be fixed or based on a percentage of the reimbursable costs.

  Time-and-Materials. A time-and-materials contract generally provides for reimbursement to the Company on the basis of direct labor hours at fixed hourly rates, cost of materials, and other specified costs. The fee may be included in the hourly rates or may be based on a percentage of the reimbursable costs.

  Each contract type may include a provision for retention. Retention represents amounts withheld from contract progress billings until satisfactory project completion and generally ranges from five to ten percent of the total contract amount.

CUSTOMERS AND MARKETING

  The Company's customers are principally semiconductor, pharmaceutical and biotechnology companies; gas, water and chemical suppliers to these industries; and construction and engineering firms.

  Sales and marketing is principally conducted through the Company's direct sales force, which consists of sales and estimating personnel who are located at both the Company's headquarters and its 13 regional offices. International sales are performed by the Company's direct international sales force currently headquartered in the United States and by representatives of partnering companies. The Company is in the process of hiring direct sales personnel and engaging independent representatives located in strategic international locations. The Company's direct sales force is currently composed of 40 sales, marketing and estimating personnel. The Company's sales force is paid a base salary plus an annual discretionary or performance-based bonus. See "Risk Factors--Dependence on Key Customers" and "Business-- Backlog."

  In fiscal 1996, the Company's top five customers accounted for 40.8% of total revenues, of which AMD and Rockwell accounted for 12.6% and 10.5%, respectively. The following is a list of the Company's top 25 facility owner customers by revenues (representing approximately 79% of the Company's fiscal 1996 revenues, but of which only AMD and Rockwell accounted for more than 10%), each of which accounted for more than $2.5 million in revenues in fiscal 1996:

     Air Liquide                  Genentech               Motorola
     Alcon                        Harris                  NEC
     AMD                          Hexfet                  Ortho Diagnostics
     AT&T                         IBM                     Rockwell
     Bayer                        Intel                   SGS Thomson
                                                           Semiconductor
     Chiron                       Kurita                  Texas Instruments
     DEC                          LAM Research            Twinstar
     Fujitsu                      LSI Logic
     Genencor                     Micron

  A significant portion of the Company's revenues is derived from a small number of customers, which consist of both facility owners and general contractors. Revenues derived from the Company's services to its five largest facility owners in each year accounted for approximately 58%, 45%, and 41% of the Company's revenues during the fiscal years ended September 30, 1994, 1995 and 1996, respectively. Sales to its five largest general contractor customers accounted for 25.8% of the Company's revenues during the fiscal year ended September 30, 1996. In addition, 19.5% of the Company's backlog at September 30, 1996 was comprised of orders from the Company's five largest facility owner customers in backlog. The Company's projects are typically completed within a six to fifteen month period from when the contract is initially executed. As these projects are completed, business from these customers will decline substantially unless they undertake additional projects incorporating the Company's services. Furthermore, in fiscal 1996, 87% of the Company's revenues was derived from repeat customers. If additional projects are not initiated by existing customers, the performance of the Company will depend to a greater extent on securing business from new customers. While the Company is continually pursuing new customer opportunities, there can be no assurance that the Company will be successful in its sales and marketing efforts, and any significant weakening in customer demand would have a material adverse effect on the Company. See "Risk Factors--Dependence on Key Customers."

BACKLOG

  The Company's projects generally require delivery of high-purity process piping systems over a period of six to fifteen months. The Company includes in its backlog only the unbilled portion of projects that are covered by a signed contract. As a result, the full value of projects is often not included in the Company's backlog upon project inception because written commitments are generally received by the Company as certain phases of the project are finally priced. Once the Company is awarded a project, it is not unusual for the project scope to increase. This additional work is not included in backlog until an executed change order or a new contract is received and approved by the Company. Backlog is therefore not a useful indicator of the aggregate revenues the Company expects to receive from any contract. Typically, the Company completes virtually all of its backlog within one year; however, a small portion of turnkey or design/build projects may remain in the Company's backlog close to fifteen months because the Company is performing the engineering and installation for the project.

  On occasion, customers will cancel or delay projects for reasons beyond the Company's control. Upon such notice, project values are decreased in the Company's backlog to include only the estimated value of the work to be completed in the immediate future. Historically, project cancellations or delays have not had a significant effect on the Company's backlog. The cancellation rate is generally low because the installation of high-purity process piping systems generally occurs in the final phases in the construction of a major manufacturing facility and are essential to the operation of the facility. In fiscal 1996, however, two large contracts totaling approximately $40 million were canceled. Of such amount, $34.5 million has been removed from backlog, and the Company anticipates that the remaining $6 million will be removed in fiscal 1997.

  The Company estimated its backlog at approximately $95.0 million at September 30, 1996. This compares to approximately $127.0 million (including $34.5 million that was subsequently canceled) and $99.3 million at September 30, 1995 and 1994, respectively. The Company estimates that 98% of its backlog at September 30, 1996 will be completed in fiscal 1997. The Company does not consider backlog to be a useful indicator of its future revenue performance in any given year.

RAW MATERIALS AND SUPPLIERS

  The Company's principal raw materials are stainless steel, plastic, copper and carbon steel piping and specialty valves, fittings and components, which it obtains from a number of domestic and foreign primary producers and distributors. The Company believes that it is not generally dependent on any one of its suppliers for raw materials, that the market is extremely competitive and that its relationships with its suppliers are good. Because of the large volumes of materials purchased, the Company is able to negotiate advantageous purchase prices for stainless steel, plastic piping and specialty valves and fittings. Certain items are kept in stock at each of the Company's facilities and are transported between facilities and construction sites as required. In contrast, more specialized materials are obtained from suppliers when required for a project. To date, the Company has not experienced any significant shortages or delays in obtaining materials.

  Historically, the price for stainless steel materials has fluctuated. In order to protect itself from such fluctuations, at the time of obtaining a contract, the Company generally obtains fixed price commitments from its suppliers for most of the stainless steel items necessary to perform the project.

INDUSTRY CERTIFICATION

  The Company has internal policies and procedures to assure a consistently high level of system quality. In addition to its own SOPs, the Company must operate under regulations and specifications set forth by various industry associations and governmental bodies.

  The American Society of Mechanical Engineers ("ASME") and the American National Standards Institute ("ANSI") publish codes and standards that are applicable to the Company's projects. The ASME Code B31.3 "Chemical Piping" sets forth engineering requirements necessary for the safe design and construction of piping installations typically found in semiconductor, pharmaceutical and biotechnology plants. This code prescribes requirements for materials and components, design, fabrication, assembly, erection, examination, inspection, and testing of piping. Many referenced ANSI standards further define materials and procedures for specific applications. The semiconductor industry has a set of standards set by the Semiconductor Equipment Manufacturers Institute that define in detail much of the installation requirements for piping and equipment. The pharmaceutical and biotechnology industries also have industry groups, such as the International Society for Pharmaceutical Engineers, which provide design and installation guidelines.

  The FDA administers and enforces the regulations of CFR 210 and 211 regarding cGMP, a set of federal regulations known as current Good Manufacturing Practices, as applicable to the pharmaceutical industry. The systems designed and installed by the Company must be able to repeatedly and reliably produce a regulated product meeting the safety, identity, strength, quality, and purity characteristics the drug product is represented to possess. In order to retain its position as an industry leader, the Company has begun the ISO 9000 certification process through its subsidiary, QAM, and anticipates completing the process by mid-1997.

COMPETITION

  The high-purity process piping systems industry is fragmented and highly competitive on a regional basis. The Company's competition in the design and fabrication of high-purity process piping systems generally consists of a number of domestic piping systems installation and fabrication companies and divisions of large industrial firms in the international sector. In the future the Company's competition may include specialty gas providers, water system providers and engineering and construction firms. The Company's primary domestic competitors are Dynamic Systems, Inc., Fullman Company, and Therma Corporation. Its primary international competitors are Mannesman AG, Mercury and Jordan Lang. The Company believes that the majority of its business is awarded based on reputation, previous project experience, the ability to meet system specifications and project deadlines, and price. Some of the Company's current and potential competitors, especially in the international sector, have greater financial and other resources than the Company. See "Risk Factors--Competition."

EMPLOYEES

  At December 31, 1996, the Company employed 2,102 full-time employees, of whom 1,457 were represented by the Steamfitters and Pipefitters Union (the "Union") and 645 of whom were non-union. Of the 645 non-union employees, 172 worked in project management, 201 worked in central administration, 83 worked in engineering, 114 worked in quality assurance, 42 worked in accounting, finance and tax, and 33 worked in marketing and sales.

  The Company believes that the current relationship with its employees and the Union is generally good and is not aware of any circumstances that are likely to result in a work stoppage at any of its facilities.

SAFETY

  The Company performs most of its services on construction sites at its customers' locations, many of which are operating facilities employing hazardous chemicals and processes. In order to operate successfully in this environment, the Company has developed and implemented effective policies and procedures to protect the health and safety of its personnel. Its safety department operates independently of its installation crews and reports directly to senior management. Weekly safety meetings, periodic inspections, surprise visits, and a safety incentive plan have contributed to incidence rates for the Company which the Company believes are low for the construction industry.

PROPERTIES

  All of the Company's properties are leased. Its corporate headquarters, located in Santa Clara, California, is a building of approximately 34,000 square feet. The Company has 21 branch offices, one warehouse and four other facilities located in 10 states, one U.S. territory, Mexico and Israel (a partnering facility).

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, AND KEY EMPLOYEES

  The directors, executive officers and key employees of the Company, and their ages as of December 31, 1996, are as follows:

           NAME             AGE                     POSITION
           ----             ---                     --------
Directors and Executive
 Officers:
William A. Bianco, Jr. ....  57 Chairman of the Board, Chief Executive Officer
                                and Director
David J. Shimmon...........  38 President, Chief Operating Officer, Chief
                                Financial Officer and Director
Marie R. Bianco............  56 Executive Vice President and Director
Martin M. Jelenko..........  51 Director
Jeffrey L. Ott.............  34 Director
Key Employees:
Michael R. Cables..........  44 Senior Vice President, Southwest Operations
Julien C. Frost............  55 Senior Vice President, KSI International
John Gelles, III...........  43 Vice President, Texas Operations
Kurt P. Gilson.............  34 Senior Vice President, Corporate Planning
Robert D. Hoover...........  39 President, Quality Assurance Management
Richard B. Hughes..........  44 Senior Vice President, National Labor
Frank J. Knoll.............  48 President, bioKINETICS
J. Thomas Land.............  51 Senior Vice President, Northern California
                                Operations
Michael P. Lynch...........  50 Senior Vice President, Estimating and Sales
Ian W. MacLaren............  39 Senior Vice President, Sales
Robert N. Mathisen.........  40 Senior Vice President, East Coast Operations
Steven P. Nickerson........  34 Senior Vice President, Tax and Regulatory
                                Affairs
Daniel C. Rubin............  33 Senior Vice President, Marketing and Sales
Carter E. Wicks............  31 Senior Vice President, Accounting and
                                Information Technology

  William A. Bianco, Jr., founder of the Company, has served as Chief Executive Officer and as a Director of the Company since its incorporation in 1973. Mr. Bianco has been Chairman of the Board since 1980. Prior to founding the Company, Mr. Bianco was Plant Manager of Air Products & Chemicals, Inc., a specialty gas company. Mr. Bianco serves on the Board of Directors of the Mechanical Contractors Association and the Joint Apprenticeship Training Council.

  David J. Shimmon has served as President of the Company since March 1996, as Chief Operating Officer and as a Director of the Company since joining the Company in October 1990, as Chief Financial Officer of the Company since 1991 and served as Executive Vice President of the Company from October 1990 to March 1996. Prior to joining the Company, Mr. Shimmon practiced as a Certified Public Accountant with Frank, Rimmerman & Company and Arthur Young & Company, Certified Public Accountants, providing auditing, management consulting and operations consulting services.

  Marie R. Bianco has served as Executive Vice President and as a Director since joining the Company in 1989. Mrs. Bianco has developed human resources policies and procedures to meet the needs of the Company's growth, and is also the Plan Administrator of The Kinetic Systems, Inc. 401(k) Plan. Prior to joining the Company, Mrs. Bianco was a legal assistant with Hoge, Fenton, Jones & Appel, Inc. and Ropers, Majeski et al. for fifteen years.

  Martin M. Jelenko has served as a Director of the Company since 1995. He has served as a consultant to BT Capital Partners, Inc., a private equity investment firm affiliated with Bankers Trust Co. ("BT Capital"), since September 1996. From January 1992 to August 1996, he was a Managing Director with BT Capital. From 1989 to January 1992, he served as Chief Executive Officer of Maiden Lane Associates, a private equity investment firm. Mr. Jelenko has served as a director of Strouds, a specialty softgoods retailer, from 1987 to 1992 and from 1994 to the present. Mr. Jelenko also serves as a director of RXI Holdings.

  Jeffrey L. Ott has served as a Director of the Company since December 1996. Mr. Ott has been a Managing Director with BT Investment Partners, Inc., a private equity investment firm affiliated with BT Capital, since May 1996. From August 1988 to 1996, Mr. Ott served in several capacities at BT Securities, an investment banking firm affiliated with BT Capital, most recently as a Managing Director, where he was responsible for the convertible and equity-linked capital markets effort worldwide.

  Michael R. Cables has served as Vice President of Southwest Operations and Senior Vice President of Operations since 1994, as Southern California Operations Manager from 1988 to 1994 and as a labor supervisor from 1986 to 1988. He is responsible for opening and supervising branch offices in Arizona, Colorado and Mexico and for developing apprenticeship training programs.

  Julien Frost has served as Senior Vice President of KSI International since October 1996, as Senior Vice President of Operations from August 1994 to October 1996, and as Vice President of Operations from January 1989 to August 1994. Mr. Frost also sponsors the Company's Corporate Safety Program, and acts as Project Director for large stand-alone projects throughout the world.

  John Gelles has served as Vice President of Texas Operations since October 1996, as Assistant Branch Manager for Texas Operations from 1994 to October 1996 and as a Senior Project Manager from January 1989 to 1994.

  Kurt P. Gilson has served as Senior Vice President of Corporate Planning and Information Technology since October 1996, as Vice President of Technical Services from August 1994 to October 1996, as Manager of Technical Services from 1992 to August 1994 and as a project manager from 1988 to 1992.

  Robert D. Hoover has served as Senior Vice President of Quality Assurance Management since October 1996, as Vice President of Quality Assurance Management from November 1994 to October 1996 and as Manager of Quality Assurance from February 1989 to November 1994. Prior to joining the Company, he authored the high-purity piping installation and testing procedures for the Sematech consortium and has remained active in establishing industry standards.

  Richard B. Hughes has served as Senior Vice President of National Labor since October 1996, as Vice President of National Labor from August 1994 to October 1996 and as Labor Manager from October 1988 to August 1994.

  Frank J. Knoll has served as President of bioKINETICS since August 1996. From 1990 to August 1996 he held several positions at Life Sciences International, an engineering and construction management company, most recently serving as President. Mr. Knoll has over twenty-five years of experience in the design and construction of high technology manufacturing facilities with significant experience in the biotechnology and pharmaceutical industries.

  J. Thomas Land has served as Senior Vice President of Northern California Operations since October 1996, as Vice President of Berkeley Operations from 1994 to October 1996, as Division Manager of the Berkeley Division August 1992 to 1994 and as a Senior Project Manager from October 1988 to August 1992.

  Michael P. Lynch has served as Senior Vice President of Estimating and Sales since October 1996, as Vice President of Sales from August 1994 to October 1996 and as Marketing Manager from October 1988 to August 1994.

  Ian W. MacLaren has served as Senior Vice President of Sales since October 1996, as Vice President of Sales from August 1994 to October 1996 and as the Lead Bid Sponsor from October 1989 to August 1994. Mr. MacLaren is a registered Professional Engineer and is an active national board member of the International Society of Pharmaceutical Engineers.

  Robert N. Mathisen has served as Senior Vice President of East Coast Operations since October 1996, as Vice President of Operations from August 1994 to October 1996 and as New England branch manager from 1990 to August 1994.

  Steven P. Nickerson has served as Senior Vice President of Tax and Regulatory Affairs since October 1996, as Vice President of Tax and Regulatory Affairs from 1994 to October 1996 and as Tax Manager from July 1991 to February 1993. From February 1993 to 1994, he was Tax Manager of Maxtor Corporation, a disc drive manufacturer. Mr. Nickerson is a member of the Tax Executive Institute, the California Society of CPAs and the American Institute of Certified Public Accountants.

  Daniel C. Rubin has served as Senior Vice President of Marketing and Sales since October 1996, as Vice President of Marketing from August 1994 to October 1996, and as Manager of East Coast Business Development from October 1989 to August 1994. From 1986 to 1988 he was sales manager for Critical Components, a manufacturer and distributor of high-purity components to the semiconductor industry.

  Carter E. Wicks has served as Senior Vice President of Accounting and Finance since October 1996, as Vice President of Accounting and Information Technology from August 1994 to October 1996, and as Manager of Accounting from July 1990 to August 1994. Prior to joining the Company, he was at Frank, Rimmerman and Company, most recently as an audit and information systems manager. Mr. Wicks holds active memberships with several organizations, including the Construction Financial Management Association, The American Institute of Certified Public Accountants, The California Society of Certified Public Accountants and The Association of Certified Fraud Examiners.

  All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the Board of directors. Mr. Bianco and Ms. Bianco are married. There are no other family relationships among the directors or officers of the Company.

BOARD COMMITTEES

  The Board of Directors has a Compensation Committee, currently composed of Mr. Jelenko and Mr. Ott, which makes recommendations to the Board concerning salaries and incentive compensation for officers and employees of the Company. The Board of Directors also has an Audit Committee, currently composed of Mr. Jelenko and Mr. Ott, which reviews the results and scope of the audit and other accounting related services.

DIRECTOR COMPENSATION

  Directors do not receive any cash compensation for their services as members of the Board of Directors, although non-employee directors are reimbursed for their out-of-pocket expenses incurred in attending Board and committee meetings.

EXECUTIVE COMPENSATION

  The following table sets forth information concerning the compensation received for services rendered to the Company during the fiscal year ended September 30, 1996, by the Chief Executive Officer of the Company and the other most highly compensated executive officers whose total salary and bonus for the fiscal year ended September 30, 1996 exceeded $100,000 (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                       ANNUAL COMPENSATION
                                ---------------------------------
                                                   OTHER ANNUAL    ALL OTHER
  NAME AND PRINCIPAL POSITION    SALARY   BONUS   COMPENSATION(1) COMPENSATION
  ---------------------------   -------- -------- --------------- ------------
William A. Bianco, Jr.......... $235,200 $200,000     $16,686       $167,291(2)
 Chairman of the Board and
 Chief Executive Officer
David J. Shimmon...............  196,000  200,000       8,250          9,440(3)
 President, Chief Operating
 Officer and
 Chief Financial Officer
Marie R. Bianco................   90,000  100,000      12,250            --
 Executive Vice President

--------
(1) Represents lease payments on an automobile and related insurance premiums.
(2) Represents (i) $100,428 for life insurance premiums, (ii) $66,113 which represents the cash surrender value of the insurance policy (as determined in accordance with the rules of the Securities and Exchange Commission) and (iii) $750 in matching 401(k) plan contributions by the Company.
(3) Represents (i) $8,690 for life insurance premiums and (ii) $750 in matching 401(k) plan contributions by the Company.

  None of the executive officers held or were granted options to purchase shares of the Company's Common Stock in fiscal 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company did not have a Compensation Committee until December 1996, prior to which all decisions concerning executive compensation were made by the entire Board, of which Mr. Bianco, Mr. Shimmon and Ms. Bianco are members. The Compensation Committee currently consists of Mr. Jelenko and Mr. Ott. The Company has entered into certain transactions with Mr. Bianco and Mr. Shimmon. See "Certain Transactions."

STOCK PLANS AND AGREEMENTS

 1996 Key Employee Stock Option Plan.

  The 1996 Key Employee Stock Option Plan of the Company (the "Key Employee Option Plan") provides for the grant of stock options to officers and other key employees of the Company and its subsidiaries. Options are nonstatutory stock options and are not intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). All options granted under the Key Employee Option Plan must be granted by August 16, 2006.

  The Key Employee Option Plan is administered by the Board of Directors or a committee thereof. Subject to the provisions of the Key Employee Option Plan, the Board or committee has the authority to select the persons to whom options are granted and determine the terms of each option, including (i) the number of shares of Common Stock covered by the option, (ii) when the option becomes exercisable, (iii) the option exercise price, which must be at least 100% of the fair market value of a share of Common Stock as of the date of grant and
(iv) the duration of the option. Generally, options granted under the Key Employee Option Plan are immediately exercisable but remain subject to repurchase by the Company for all exercised unvested shares under a vesting schedule established by the Board or committee. The options are generally exercisable with 10% exercisable on the date of grant and one tenth of the option on each anniversary from one to nine years. The Company's repurchase right will terminate upon certain changes in control of the Company unless the outstanding options are assumed or replaced by the acquiring corporation or if, following certain changes in control of the Company, the option holder is terminated without cause or resigns following "constructive termination" as defined in the Key Employee Option Plan. All options are nontransferable other than by will or the laws of descent and distribution. With the Company's consent, the stock options may be transferred to a beneficiary or beneficiaries in the event of the optionee's death, to the extent the option granted is exercisable.

  As of December 31, 1996, 337,499 options to purchase shares of Common Stock were outstanding and no shares remained available for future option grants under the Key Employee Option Plan. The Company does not intend to issue any future options under the Key Employee Option Plan.

 1997 Stock Option Plan.

  The 1997 Stock Option Plan of the Company (the "Option Plan") was adopted by the Company's Board of Directors and approved by the Company's stockholders in December 1996. The Option Plan provides for the grant of stock options to employees (including officers), directors and consultants of the Company and its subsidiaries. Options may be incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or nonstatutory stock options, although incentive stock options may be granted only to employees. All options granted under the Option Plan must be granted by December 6, 2006.

  The Option Plan is administered by the Board of Directors or a committee thereof. Subject to the provisions of the Option Plan, the Board or committee has the authority to select the persons to whom options are granted and determine the terms of each option, including (i) the number of shares of Common Stock covered by the option, (ii) when the option becomes exercisable,
(iii) the option exercise price, which, in the case of incentive stock options, must be at least 100% of the fair market value of a share of Common Stock as of the date of grant, and, in the case of nonstatutory stock options must be at least 85% of the fair market value of a share of Common Stock as of the date of grant, and (iv) the duration of the option (which, in the case of incentive stock options, may not exceed ten years). Generally, options granted under the Option Plan are immediately exercisable but remain subject to repurchase by the Company for all exercised unvested shares under a vesting schedule established by the Board or committee. The Company's repurchase right will terminate upon certain changes in control of the Company unless the outstanding options are assumed or replaced by the acquiring corporation or if, following certain changes in control of the Company, the option holder is terminated without cause or resigns following "constructive termination" as defined in the Option Plan. All incentive stock options are nontransferable other than by will or the laws of descent and distribution. With the Company's consent, nonstatutory stock options may be transferred to an optionee's immediate family, a trust for his or her benefit or a partnership in which only the optionee and immediate family members are partners.

  As of December 31, 1996, no options to purchase shares of Common Stock were outstanding and 350,000 shares remained available for future option grants under the Option Plan.

 Stock Option Agreements

  The Company has entered into non-qualified option agreements with approximately 20 employees and one consultant, providing for the purchase of an aggregate of 746,250 shares of Common Stock of the Company, of which options to purchase 678,750 shares were outstanding as of December 31, 1996. Such agreements provide for vesting periods of up to six years with an option term of ten years. The per share exercise price of such options was at least 100% of the fair market value of a share of Common Stock as of the respective dates of grant.

 1997 Employee Stock Purchase Plan

  The Company's 1997 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Company's Board of Directors and approved by the Company's stockholders in December 1996. A total of 250,000 shares of Common Stock has been reserved for issuance under the Purchase Plan. The Purchase Plan, which is intended to qualify under Section 423 of the Code, is administered by the Board of Directors or by a committee appointed by the Board. Employees (including officers and employee directors of the Company) who have completed at least one year of service with the Company or any subsidiary designated by the Board for participation in the Purchase Plan are eligible to participate in the Purchase Plan if they are customarily employed for more than 20 hours per week and more than five months per year. The Purchase Plan will be implemented by sequential twenty-four month offerings. The Company has not yet offered or sold shares of Common Stock to employees pursuant to the Purchase Plan, but intends to initiate the first offering under the Purchase Plan concurrent with the Offering. The initial offering period will terminate on January 31, 1999. Thereafter, offering periods will begin on August 1 and February 1 of each year. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 10% of an employee's compensation. The price at which stock may be purchased under the Purchase Plan is equal to 85% of the lower of the fair market value of the Company's Common Stock on the first day or the last day of each offering period. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company. In addition, participants generally may not purchase more than 5,000 shares in an offering or stock having a value (measured at the beginning of the offering) greater than $25,000 in any calendar year.

CHANGE OF CONTROL ARRANGEMENTS

  The Company has entered into a First Amended and Restated Voting Trust Agreement Regarding Shares Issued to David J. Shimmon (the "Shimmon Voting Trust Agreement") initially effective as of April 1, 1996 and amended by the First Amendment thereto dated as of December 1, 1996 with William A. Bianco, Jr., as the voting trustee, and David J. Shimmon. Pursuant to the Shimmon Voting Trust Agreement, Mr. Shimmon has transferred his right to vote his shares of Common Stock of the Company to Mr. Bianco. The Shimmon Voting Trust Agreement shall terminate on the first to occur of: (i) the date Mr. Bianco ceases to be employed by the Company, for any or no reason, (ii) the date 50% or more of the voting securities of the Company are transferred to a third party or parties pursuant to one transaction or a series of related transactions or (iii) June 30, 1999. The Shimmon Voting Trust Agreement provides that any transfer of Mr. Shimmon's shares of Common Stock of the Company will require approval by both Mr. Shimmon and Mr. Bianco.

  The Company has entered into a Second Amended and Restated Voting Trust Agreement Regarding Shares Issued to the Bianco Family 1991 Trust (the "Bianco Voting Trust Agreement") effective as of December 1, 1996 with David J. Shimmon, William A. Bianco and the Bianco Family 1991 Trust dated February 1, 1991 (the "Bianco Family Trust"), pursuant to which Mr. Shimmon would have the power to vote the shares held by the Bianco Family Trust at such time as Mr. Bianco ceases to be employed by the Company if as of such date Mr. Shimmon (i) is employed by the Company and (ii) is a stockholder of the Company. The Bianco Voting Trust Agreement shall terminate on the first to occur of: (i) the date Mr. Shimmon is no longer employed by the Company, for any or no reason, (ii) the date 50% or more of the voting securities of the Company are transferred to a third party or parties pursuant to one transaction or a series of related transactions or (iii) April 1, 2006. The Bianco Voting Trust Agreement provides that any transfer of the Bianco Family Trust's shares of Common Stock of the Company will require approval of both Mr. Bianco and Mr. Shimmon.

                             CERTAIN TRANSACTIONS

  On June 26, 1995 the Company sold an aggregate of 2,250,000 shares of Series A Preferred Stock (without giving effect to the conversion of the Preferred Stock or the three-for-four reverse stock split) at a price of $4.00 per share to BT Capital Partners, Inc. ("BT Capital"). Pursuant to the Company's Certificate of Incorporation, as of December 31, 1996, the Company had issued to BT Capital Series B Preferred Stock dividends of 283,865 shares (without giving effect to the conversion of the Preferred Stock or the three-for-four reverse stock split). Upon the consummation of the Offering, the shares of Series A Preferred Stock and Series B Preferred Stock will convert into 1,687,500 and 106,193 shares of Common Stock, respectively.

  During the three years ended September 30, 1996, the Company made a series of loans and advances to William A. Bianco, Jr. in the aggregate amounts of $495,172 and $417,446, respectively. Such loans had been repaid, with interest at 8%, as of September 30, 1996, and all advances had been repaid as of October 31, 1996. Mr. Bianco currently has no outstanding indebtedness to the Company.

  During the three years ended September 30, 1996, the Company made a series of loans and advances to David J. Shimmon in the aggregate amounts of $262,395 and $295,042, respectively. Such loans had been repaid, with interest at 8%, as of September 30, 1996, and all advances had been repaid as of October 31, 1996. Mr. Shimmon currently has no outstanding indebtedness to the Company.

  All transactions between the Company and its officers, directors, principal stockholders and other affiliates have been and will be on terms no less favorable to the Company than could be obtained from unaffiliated parties. The Company has no outstanding loans to officers, directors, principal stockholders or other affiliates other than advances of reimbursable expenses. All such future transactions will be approved by a majority of the Company's independent and disinterested directors.

  The Company has entered employment agreements with William A. Bianco, Jr., Marie R. Bianco, and David J. Shimmon effective as of July 31, 1994 which expire on October 31, 1999. The agreements provide for employment at-will, with severance pay if the employee is terminated without cause. The severance pay equals six months of the employee's then-current annual salary, and is payable in twelve equal monthly installments. The agreements also provide for an annual cost-of-living increase equal to the greater of 2% or the percent increase in the Consumer Price Index.

  The Company's Certificate of Incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

  The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnification agreements with its officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors; and officers' insurance if available on reasonable terms.

  For a description of the compensation of officers of the Company and the eligibility of officers and directors of the Company to participate in the Company's employee benefit plans, see "Management--Executive Compensation" and "--Stock Plans."

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the ownership of the Common Stock at December 31, 1996 (except as otherwise noted) with respect to (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each Named Executive Officer and director of the Company, (iii) all executive officers and directors as a group and (iv) all Selling Stockholders. Each of the following stockholders has sole voting and investment power with respect to shares beneficially owned by such stockholder, except to the extent that authority is shared by spouses under applicable law or as otherwise noted.

                                           BENEFICIAL OWNERSHIP                 BENEFICIAL OWNERSHIP
                                          PRIOR TO THE OFFERING                    AFTER OFFERING
                                         ------------------------            ---------------------------
                                         BENEFICIAL               SHARES TO  BENEFICIAL
NAME AND ADDRESS OF BENEFICIAL OWNER(1)    SHARES   PERCENTAGE(3) BE OFFERED   SHARES   PERCENTAGE(2)(3)
---------------------------------------  ---------- ------------- ---------- ---------- ----------------
William A. Bianco,
 Jr.(4)..................                7,500,000      78.5%      170,000   7,330,000        58.2%
Marie R. Bianco(4).......                7,500,000      78.5       170,000   7,330,000        58.2
David J. Shimmon(5)......                1,500,000      15.7           --    1,500,000        11.9
Jeffrey L. Ott(6)........                1,793,693      18.8       393,326   1,400,367        11.1
Martin M. Jelenko........                      --        --            --          --          --
All executive officers
 and directors as
 a group (5 persons)(4)-
 (6).....................                9,293,693      97.3       563,326   8,730,367        69.3
BT Capital Partners,
 Inc.(6)
 130 Liberty Street
 New York, NY 10006......                1,793,693      18.8       393,326   1,400,367        11.1
L.H. Friend, Weinress,
 Frankson
 & Presson, Inc.(7)
 3333 Michelson Drive,
 Suite 650
 Irvine, CA  92716.......                   99,878       1.0        41,884      57,994           *
Gregory E. Presson(7)
 25 Bridgeport
 Newport Coast,
 CA 92657................                   99,878       1.0        41,884      57,994           *
D & S Partners(8)
 A California General
  Partnership
 c/o George M. Sundheim
 420 Florence Street,
  Suite 200
 Palo Alto, California
  94301..................                   67,500         *        12,500      55,000           *
Silicon Valley
 Bancshares(9)
 3003 Tasman Drive
 Santa Clara, CA 95054...                   60,437         *        24,790      35,647           *
Christopher P.
 Halloran(10)
 1 Spring Buck
 Irvine, CA 92614........                   28,997         *         7,500      21,497           *

--------
 * Represents less than 1%
(1) Unless otherwise indicated, the address of each of the individuals named in the table is: c/o The Kinetics Group, Inc., 3080 Raymond Street, Santa Clara, CA 95054.
(2) Assumes no exercise of the Underwriters' over-allotment option.
(3) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants from the Company held by that person that are currently exercisable, or become exercisable within 60 days following December 31, 1996, are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(4) Represents shares owned by the Bianco Family 1991 Trust. Mr. Bianco and Ms. Bianco are trustees of the Bianco Family 1991 Trust and, therefore, may be deemed to be beneficial owners of such shares. All of such shares are subject to the Bianco Voting Trust Agreement. Includes 1,125,000 shares of Common Stock which are subject to an option which has been granted to David J. Shimmon which is exercisable at $1.11 per share and expires on June 30, 2001. See Note 5 below. Also includes 1,500,000 shares beneficially owned by David J. Shimmon and held by William A. Bianco, Jr., Voting Trustee under the Shimmon Voting Trust Agreement; Mr. Bianco and Ms. Bianco disclaim beneficial ownership of all such shares. See "Management--Change of Control Arrangements." If the Underwriters' over-allotment option is exercised in full, an additional 50,000 shares would be offered for sale in the Offering.
(5) Mr. Shimmon's shares are held of record by William A. Bianco, Jr., Voting Trustee under the Shimmon Voting Trust Agreement. Excludes 6,000,000 shares held in the Bianco Family 1991 Trust, which are subject to the Bianco Voting Trust Agreement. See "Management--Change of Control Arrangements." Excludes 1,125,000 shares of Common Stock which are subject to an option from the Bianco Family 1991 Trust which is exercisable at $1.11 per share and expires on June 30, 2001. See Note 4 above.
(6) Represents 1,793,693 shares held by BT Capital Partners, Inc. ("BT Capital"). Mr. Ott is a Managing Director of BT Investment Partners, Inc., an affiliate of BT Capital and disclaims beneficial ownership of such shares. If the Underwriters' over-allotment option is exercised in full, an additional 206,674 shares would be offered for sale in the Offering.
(7) Includes 57,994 shares held by L. H. Friend, Weinress, Frankson & Presson ("L.H. Friend") and 41,884 shares held by Gregory E. Presson, who is a general partner at L.H. Friend, of which 30,000 shares are being offered for sale by L.H. Friend and 11,884 shares are being offered by Mr. Presson. Represents shares issuable upon the exercise of outstanding warrants at the assumed initial public offering price of $15.00 per share.
(8) If the Underwriters' over-allotment option is exercised in full, an additional 7,500 shares would be offered for sale in the Offering.
(9) Represents shares issuable upon the net exercise of outstanding warrants at an assumed initial public offering price of $15.00 per share. If the Underwriters' over-allotment option is exercised in full, an additional 35,647 shares would be offered for sale in the Offering.
(10) Represents shares issuable upon the net exercise of outstanding warrants at an assumed public offering price of $15.00 per share.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, $0.001 par value and 2,000,000 shares of Preferred Stock, $0.001 par value.

COMMON STOCK

  Excluding the shares of Common Stock to be issued upon the conversion of all outstanding Preferred Stock prior to the Offering and 189,312 shares of Common Stock to be issued upon the net exercise of certain outstanding warrants prior to the closing of the Offering, there were 7,567,500 shares of Common Stock outstanding held of record by three stockholders at December 31, 1996.

  Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior liquidation rights of any outstanding Preferred Stock. Upon the closing of the Offering, the Common Stock will have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this Offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

PREFERRED STOCK

  Upon the closing of the Offering, all outstanding shares of Preferred Stock will be converted into 1,793,693 shares of Common Stock and automatically retired. Thereafter, the Board of Directors will be authorized, without further stockholder approval, to issue up to 2,000,000 shares of Preferred Stock in one or more series. Each series of Preferred Stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors.

  The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of the Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock. As of the closing of the Offering, no shares of Preferred Stock will be outstanding and the Company currently has no plans to issue any shares of Preferred Stock. See "Principal and Selling Stockholders."

WARRANTS

  In connection with a loan to the Company, in June 1995 the Company issued to Silicon Valley Bank a warrant for the purchase of shares of Series B Preferred Stock. The warrant expires on June 25, 2000, is currently exercisable for 93,750 shares of the Company's Common Stock at an exercise price of $5.33 per share and contains a net exercise provision. See "Principal and Selling Stockholders."

  In connection with services provided to the Company during its private placement in June 1995, the Company issued to L.H. Friend, Weinress, Frankson & Presson ("L.H. Friend") a warrant for the purchase of shares of Series B Preferred Stock. The warrant expires on June 25, 2000, was originally exercisable for 199,912 shares of the Company's Common Stock at an exercise price of $5.33 per share and contains a net exercise provision. L.H. Friend transferred 109,952 warrant shares to certain affiliates of L.H. Friend. See "Principal and Selling Stockholders."

REGISTRATION RIGHTS

  Following the sale of the shares of Common Stock offered hereby, the holders of approximately 8,730,367 shares issuable upon conversion of the outstanding shares of Preferred Stock and shares held by founders of the Company and their transferees will have certain rights to register those shares under the Securities Act of 1933, as amended. If the Company registers any of its Common Stock either for its own account or for the account of other securityholders, the holders of such shares are entitled to include their shares of Common Stock in the registration, subject to certain marketing and other limitations. Beginning six months after the closing of the Offering, the holders of at least 51% of such shares may request on one occasion that the Company use its best efforts to register such shares for public resale subject to certain conditions and limitations. For example, the Company may, in certain circumstances, defer such registration, and the underwriters involved in such registrations have the right, subject to certain limitations, to limit the number of shares included in such registrations. The holders of such shares, may also require the Company to register all or a portion of their registrable securities on Form S-3 when use of such form becomes available to the Company, provided such registered shares represent at least 1% of the Company's Common Stock then outstanding. The costs and expenses of such registrations (other than underwriting discounts and commissions) will be borne by the Company.

  The holders of approximately 115,138 shares issuable upon the exercise of the outstanding warrants will also have certain rights to register those shares under the Securities Act of 1933, as amended. If the Company registers any of its Common Stock either for its own account or for the account of other securityholders, the holders of such shares are entitled to include their shares of Common Stock in the registration, subject to certain conditions and limitations; for example, the Company need not register such shares if (i) it would result in the reduction of the number of shares to be sold by other holders of rights to register shares of the Company or (ii) such shares are saleable pursuant to Rule 144 or other rules or regulations promulgated by the Securities and Exchange Commission. All fees, costs and expenses of such registrations (other than underwriting discounts and commissions) will be borne by the Company.

  The holders of options to purchase 337,499 shares have the right to require the Company to register their securities on a Registration Statement on Form S-8. Approximately 180 days after the date of this Prospectus, the Company intends to file a registration statement on Form S-8 to register these and other securities.

DELAWARE LAW AND CHARTER PROVISIONS

  The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentiality whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

  Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

  The Company's Second Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation"), which will become effective upon consummation of the Offering, will require that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of the stockholders of the Company may be called only by the Board of Directors or by the holders of not less than ten percent of all the shares entitled to cast votes at the meeting. The Restated Certificate of Incorporation provides that a director may be removed from the Board of Directors with or without cause, but only by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, and that certain amendments of the Restated Certificate of Incorporation, and all amendments by the stockholders of the Company's Amended and Restated Bylaws, require the approval of holders of at least 66 2/3% of the voting power of all outstanding shares. These provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the Company. The Restated Certificate of Incorporation also increases the Company's authorized Common Stock from 30,000,000 to 40,000,000 shares.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is American Securities Transfer and Trust. Its telephone number is (303) 298-5370.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this Offering, there has not been any public market for the Common Stock and there can be no assurance that a significant public market for the Common Stock will be developed or be sustained after the Offering. Sales of substantial amounts of Common Stock in the public market after the Offering, or the possibility of such sales occurring, could adversely affect prevailing market prices for the Common Stock or the future ability of the Company to raise capital through an offering of equity securities.

  After the Offering, the Company will have outstanding 12,600,505 shares of Common Stock (12,855,944 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, the 3,700,000 shares offered hereby (4,255,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable in the public market without restriction under the Securities Act, unless such shares are held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act.

  The remaining 8,900,505 shares of Common Stock outstanding upon completion of the Offering will be "restricted securities" as that term is defined in Rule 144 ("Restricted Shares"). The Restricted Shares were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act. Restricted Shares may be sold in the public market only if they are registered or if any qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below.

  Pursuant to certain "lock-up" agreements, all of the executive officers, directors, stockholders and certain employees of the Company have agreed not to offer, sell, pledge, contract to sell, grant any option to purchase or otherwise dispose of any such shares for a period of 180 days from the date of this Prospectus. The Company has also entered into an agreement with the representatives of the Underwriters that it will not offer, sell or otherwise dispose of Common Stock for a period of 180 days from the date of this Prospectus, other than pursuant to existing stock option plans. As a result of such lock-up agreements, 8,845,505 and 55,000 of the Restricted Shares will be eligible for immediate sale beginning 181 days after the date of this Prospectus subject to certain volume, manner of sale and other limitations under Rule 144 and Rule 701, respectively.

  Following the expiration of such lock-up periods, certain shares issued upon exercise of options granted by the Company prior to the date of this Prospectus will also be available for sale in the public market pursuant to Rule 701 under the Securities Act. Rule 701 permits resales of such shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement imposed under Rule 144. In general,
under Rule 144 as currently in effect, beginning on    , 1997 (90 days after
the date of this Prospectus), a person (or persons whose shares of the Company are aggregated) who has beneficially owned Restricted Shares for at least two years (including the holding period of any prior owner who is not an affiliate of the Company) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 126,000 shares immediately after the Offering), or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least three years (including the holding period of any prior owner who is not an affiliate of the Company) is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

  As of December 31, 1996, options to purchase a total of 1,016,249 shares of Common Stock were outstanding. All of such shares are subject to lock-up agreements for a period of 180 days from the date of this Prospectus. As of December 31, 1996, 350,000 shares were available for future option grants under the Option Plan and 350,000 shares were reserved for issuance under the Purchase Plan.

  The Company intends to file after the effective date of the Offering a Registration Statement on Form S-8 to register an aggregate of 1,616,249 shares of Common Stock reserved for issuance under its Key Employee Option Plan, Option Plan and Purchase Plan and under certain other option agreements. Such Registration Statement will become effective automatically upon filing. Shares issued under the foregoing plans, after the filing of Registration Statement on Form S-8, may be sold in the open market, subject, in the case of certain holders, to the Rule 144 limitations applicable to affiliates, the above-referenced lock-up agreements and vesting restrictions imposed by the Company. In addition, after the Offering, holders of approximately 8,845,505 shares of Common Stock and options to purchase approximately 337,499 shares of Common Stock will be entitled to certain rights to cause the Company to register the sale of such shares under the Securities Act. See "Description of Capital Stock--Registration Rights."

                                 UNDERWRITING

  Upon the terms and subject to the conditions stated in the Underwriting Agreement dated the date hereof, each Underwriter named below has severally agreed to purchase, and the Company and the Selling Stockholders have agreed to sell to such Underwriter, the number of shares of Common Stock set forth opposite the name of such Underwriter.

UNDERWRITER                                                     NUMBER OF SHARES
-----------                                                     ----------------
Smith Barney Inc. .............................................
Donaldson, Lufkin & Jenrette Securities Corporation............
Oppenheimer & Co., Inc. .......................................
                                                                   ---------
  Total........................................................    3,700,000
                                                                   =========

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Shares are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such Shares are taken.

  The Underwriters, for whom Smith Barney Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Oppenheimer & Co., Inc. are acting as the Representatives, propose to offer part of the shares directly to the public at the initial public offering price set forth on the cover page of this Prospectus and part of the shares to certain dealers at a price which
represents a concession not in excess of $      per share under the initial
public offering price. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $      per share to certain other
dealers. After the initial offering of the shares to the public, the public offering price and such concessions may be changed by the Representatives. The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

  The Company and certain of the Selling Stockholders have granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 255,179 and 299,821, respectively, additional shares of Common Stock, at the initial public offering price set forth on the cover page of this Prospectus, minus the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the Offering. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite each Underwriter's name in the preceding table bears to the total number of shares listed in such table.

  At the request of the Company, the Underwriters have reserved up to 5% of the shares of Common Stock offered hereby for sale at the initial public offering price set forth on the cover page of this Prospectus to employees of the Company and certain business affiliates and related parties who have expressed an interest in purchasing Common Stock. The number of shares of Common Stock available to the general public will be reduced to the extent these persons purchase the reserved shares of Common Stock. Any reserved shares of Common Stock that are not so purchased by such persons at the closing of the Offering will be offered by the Underwriters to the general public on the same terms as the other shares of Common Stock offered hereby.

  The Company, its officers and directors, the Selling Stockholders and all other stockholders of the Company have agreed that, for a period of 180 days from the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell, or otherwise dispose of, any shares of Common Stock of the Company or any securities convertible into, or exercisable or exchangeable for, Common Stock of the Company.

  Prior to this Offering, there has not been a public market for the Common Stock of the Company. Consequently, the initial public offering price for the Shares of Common Stock included in this offering has been determined by negotiations between the Company, the Selling Stockholders, and the Representatives. The factors considered in determining such price were the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, the past and present revenues and earnings of the Company, the prospects for growth of the Company's revenues and earnings, the current state of the economy in the United States and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies which are comparable to the Company.

  The Company, the Selling Stockholders and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933.

  Under the Rules of the National Association of Securities Dealers, Inc. ("NASD"), when an NASD member such as BT Securities Corporation ("BT Securities") participates in the distribution of equity securities of a company with which an affiliate of the member has a conflict of interest, the public offering price can be no higher than that recommended by a "qualified independent underwriter" (as defined in NASD Rule 2720)(a "QIU") meeting certain standards. BT Capital Partners, Inc. ("BT Capital"), an affiliate of BT Securities, owns 10% or more of the preferred equity of the Company and following completion of the Offering will own in excess of 10% of the Common Stock of the Company, and based thereon, has a conflict of interest with respect to the distribution of the equity securities of the Company within the meaning of the Rules of the NASD. Jeffrey L. Ott, a director of the Company, is a Managing Director of BT Investment Partners, Inc., an affiliate of BT Capital. Accordingly, Smith Barney Inc. has agreed to serve as QIU in this Offering and to recommend a price in compliance with the Rule 2720 of the NASD. BT Securities has advised the Company that it does not presently intend to make a market with respect to the Common Stock of the Company after the Offering.

                                 LEGAL MATTERS

  The validity of the issuance of the Common Stock will be passed upon for the Company and the Selling Stockholders by Gray Cary Ware & Freidenrich, a Professional Corporation, Palo Alto, California. Gibson, Dunn & Crutcher LLP, Los Angeles, California, is acting as counsel for the Underwriters in connection with certain legal matters relating to the Common Stock offered hereby.

                                    EXPERTS

  The consolidated financial statements of The Kinetics Group, Inc. as of September 30, 1996, and 1995, and for each of the three years in the period ended September 30, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission a Registration Statement (which term shall include any amendments thereto) on Form S-1 under the Securities Act with respect to the 3,700,000 shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete; however, all material elements of all such documents are described in the Prospectus. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement, including the exhibits thereto and the financial statements and notes filed as a part thereof, as well as such reports and other information filed with the Commission, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part thereof may be obtained from the Commission upon the payment of certain fees prescribed by the Commission. Such reports and other information may also be inspected without charge at a Web site maintained by the Commission. The address of such site is http://www.sec.gov.

                            THE KINETICS GROUP, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
  Report of Independent Auditors........................................... F-2
  Audited Financial Statements
  Consolidated Balance Sheets.............................................. F-3
  Consolidated Statements of Income........................................ F-4
  Consolidated Statements of Stockholders' Equity.......................... F-5
  Consolidated Statements of Cash Flows.................................... F-6
  Notes to Consolidated Financial Statements............................... F-7

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
The Kinetics Group, Inc.

  We have audited the accompanying consolidated balance sheets of The Kinetics Group, Inc. as of September 30, 1995 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Kinetics Group, Inc. at September 30, 1995 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 1996 in conformity with generally accepted accounting principles.

                                                              Ernst & Young LLP

San Francisco, California
December 12, 1996, except for Note 9, as to which the date is December 20, 1996

                            THE KINETICS GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     PRO FORMA
                                                                   STOCKHOLDERS'
                                                    SEPTEMBER 30      EQUITY
                                                   --------------- SEPTEMBER 30,
                                                    1995    1996       1996
                                                   ------- ------- -------------
                                                                    (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents.......................  $ 8,438 $ 8,844
 Receivables:
   Currently due, less allowance for doubtful
    accounts of $600 in 1995 and $1,200 in 1996..   35,932  46,841
   Retention, due upon completion of contracts...    4,640   7,191
   Other.........................................      483     259
 Costs and estimated earnings in excess of
  billings on contracts in progress..............    6,670  10,542
 Inventories.....................................    2,380   2,490
 Deferred income taxes...........................      657   1,369
 Restricted deposits.............................      --    1,031
 Prepaid expenses and other current assets.......      112     297
                                                   ------- -------
Total current assets.............................   59,312  78,864
Equipment and improvements, net..................   12,501  18,050
Receivables from stockholders....................    1,367     260
Other assets.....................................    2,370   1,805
                                                   ------- -------
Total assets.....................................  $75,550 $98,979
                                                   ======= =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable................................  $23,449 $24,754
 Accrued expenses................................    7,109   8,679
 Accrued taxes on income.........................    2,846   6,003
 Billings in excess of costs and estimated
  earnings on contracts in progress..............   14,989  16,975
 Current portion of note payable to bank.........      --      647
 Current portion of capital lease obligations....    2,257   1,310
                                                   ------- -------
Total current liabilities........................   50,650  58,368
Borrowings under bank line of credit.............      --    8,000
Note payable to bank, less current portion.......      --    3,861
Capital lease obligations, less current portion..    1,019     294
Deferred income taxes............................      418     677
Commitments and contingent liabilities
Redeemable capital stock:
 Convertible preferred stock, $.001 par value;
  4,000 shares authorized, 2,295 and 2,484
  shares issued and outstanding at September 30,
  1995 and 1996, respectively, (redemption and
  liquidation preference--$9,936 at September
  30, 1996) (pro forma--none issued or
  outstanding)...................................    8,232   9,164    $   --
 Common stock, 1,500 shares issued and
  outstanding (pro forma--none issued or
  outstanding)...................................    2,595   9,750        --
Stockholders' equity:
 Common stock, $.001 par value; 30,000 shares
  authorized; 6,000 shares issued and
  outstanding at September 30, 1995 and 1996,
  excluding 1,500 shares classified as
  redeemable common stock (pro forma--9,275
  shares issued and outstanding).................        8       8          9
 Additional paid-in capital......................   10,714   8,857     19,965
 Retained earnings...............................    1,914     --       7,805
                                                   ------- -------    -------
Total stockholders' equity.......................   12,636   8,865    $27,779
                                                   ------- -------    =======
Total liabilities and stockholders' equity.......  $75,550 $98,979
                                                   ======= =======

                            See accompanying notes.

                            THE KINETICS GROUP, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  YEAR ENDED SEPTEMBER 30
                                                 ----------------------------
                                                   1994      1995      1996
                                                 --------  --------  --------
Revenues........................................ $145,473  $229,933  $278,423
Cost of revenues................................  125,307   194,875   230,748
                                                 --------  --------  --------
Gross profit....................................   20,166    35,058    47,675
Selling, general and administrative expenses....   13,807    22,384    31,673
                                                 --------  --------  --------
Income from operations..........................    6,359    12,674    16,002
Other income (expense):
  Other income, net.............................      115       331       944
  Interest expense..............................   (1,084)     (749)   (1,068)
                                                 --------  --------  --------
Income before income taxes......................    5,390    12,256    15,878
Provision for income taxes......................      535     2,902     7,147
                                                 --------  --------  --------
Net income......................................    4,855     9,354     8,731
Dividends and accretion on redeemable capital
 stock..........................................     (510)   (1,775)   (8,087)
                                                 --------  --------  --------
Net income applicable to common stockholders.... $  4,345  $  7,579  $    644
                                                 ========  ========  ========
Pro forma net income per common share...........                     $   0.87
                                                                     ========
Shares used in computing pro forma net income
 per common share...............................                       10,043
                                                                     ========


                            See accompanying notes.

                            THE KINETICS GROUP, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                  COMMON     ADDITIONAL               TOTAL
                               -------------  PAID-IN   RETAINED  STOCKHOLDERS'
                               SHARES AMOUNT  CAPITAL   EARNINGS     EQUITY
                               ------ ------ ---------- --------  -------------
Balances at September 30,
 1993......................... 6,000   $ 8     $  349   $  6,081     $6,438
  Combination and acquisition
   of affiliated companies....   --    --          30       (160)      (130)
  Distributions of Subchapter
   S corporation earnings to
   common stockholders........   --    --         --      (1,198)    (1,198)
  Accretion of redeemable
   capital stock..............   --    --         --        (510)      (510)
  Net income..................   --    --         --       4,855      4,855
                               -----   ---     ------   --------     ------
Balances at September 30,
 1994......................... 6,000     8        379      9,068      9,455
  Combination and acquisition
   of affiliated companies....   --    --          35        142        177
  Distributions of Subchapter
   S corporation earnings to
   common stockholders........   --    --         --      (4,575)    (4,575)
  Reclassification of retained
   earnings upon conversion
   from Subchapter S to C
   Corporation status.........   --    --      10,300    (10,300)       --
  Issuance of Series B
   redeemable convertible
   preferred stock as in-kind
   dividends..................   --    --         --        (180)      (180)
  Accretion of redeemable
   capital stock..............   --    --         --      (1,595)    (1,595)
  Net income..................   --    --         --       9,354      9,354
                               -----   ---     ------   --------     ------
Balances at September 30,
 1995......................... 6,000     8     10,714      1,914     12,636
  Distributions of Subchapter
   S corporation earnings to
   common stockholders........   --    --         --      (4,415)    (4,415)
  Issuance of Series B
   redeemable convertible
   preferred stock as in-kind
   dividends..................   --    --         --        (757)      (757)
  Accretion of redeemable
   capital stock..............   --    --      (1,857)    (5,473)    (7,330)
  Net income..................   --    --         --       8,731      8,731
                               -----   ---     ------   --------     ------
Balances at September 30,
 1996......................... 6,000   $ 8     $8,857   $    --      $8,865
                               =====   ===     ======   ========     ======

                            See accompanying notes.

                            THE KINETICS GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                     YEAR ENDED SEPTEMBER 30
                                                     --------------------------
                                                      1994     1995      1996
                                                     -------  -------  --------
OPERATING ACTIVITIES
Net income.........................................  $ 4,855  $ 9,354  $  8,731
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Depreciation and amortization.....................    1,558    3,373     4,948
 Deferred income taxes.............................      --      (239)     (453)
 Other.............................................       (9)     112       --
 Changes in operating assets and liabilities, net
  of effect of combined and acquired companies:
   Receivables.....................................   (9,241)  (7,338)  (13,236)
   Costs and estimated earnings in excess of
    billings on contracts in progress..............   (1,701)  (3,162)   (3,872)
   Inventories.....................................     (119)    (913)     (110)
   Prepaid expenses and other current assets.......      (89)     349      (185)
   Other noncurrent receivables....................      (93)     --        794
   Accounts payable, trade and subcontractors......    6,104    3,182     1,305
   Billings in excess of costs and estimated
    earnings on contracts in progress..............    5,883    7,159     1,986
   Accrued expenses................................    2,851    3,923     4,977
                                                     -------  -------  --------
Net cash provided by operating activities..........    9,999   15,800     4,885
INVESTING ACTIVITIES
Purchase of equipment and improvements.............   (3,145)  (5,660)   (8,099)
Investment in foreign entity.......................      --      (500)     (336)
Combination and acquisition of affiliated
 companies.........................................     (139)     (75)      --
Increases in receivables from stockholders.........      223       50     1,515
Repayments of receivables from stockholders........     (242)    (800)     (408)
Increases in other assets..........................     (927)  (1,258)     (303)
Decreases in other assets..........................    1,431    1,813       160
Restricted deposits................................      --       --     (1,031)
                                                     -------  -------  --------
Net cash used in investing activities..............   (2,799)  (6,430)   (8,502)
FINANCING ACTIVITIES
Issuance of redeemable convertible preferred stock,
 net of issuance costs.............................      --     8,018       --
Outstanding checks in excess of bank balances......     (301)     --        --
Borrowings under bank line of credit...............    5,331   13,500    15,350
Repayments of borrowings under bank line of
 credit............................................   (8,248) (16,950)   (7,350)
Borrowings under note payable to bank..............      --       --      4,549
Repayments of note payable to bank and capital
 lease obligations.................................   (2,232)  (1,677)   (4,111)
Distributions to stockholders......................   (1,198)  (4,574)   (4,415)
                                                     -------  -------  --------
Net cash (used in) provided by financing
 activities........................................   (6,648)  (1,683)    4,023
                                                     -------  -------  --------
Increase in cash and cash equivalents..............      552    7,687       406
Cash and cash equivalents at beginning of year.....      199      751     8,438
                                                     -------  -------  --------
Cash and cash equivalents at end of year...........  $   751  $ 8,438  $  8,844
                                                     =======  =======  ========
SUPPLEMENTAL INFORMATION
Cash paid during the year for:
 Interest..........................................  $ 1,126  $   754  $  1,068
                                                     =======  =======  ========
 Income taxes......................................  $    46  $   832  $  4,468
                                                     =======  =======  ========
Supplemental disclosures of noncash investing and
 financing activities:
 Capital lease obligations incurred................  $ 1,780  $   863  $  2,398
                                                     =======  =======  ========
 Series B redeemable convertible preferred stock
  issued as in-kind dividends......................  $   --   $   180  $    757
                                                     =======  =======  ========

                            See accompanying notes.

                           THE KINETICS GROUP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

  The Kinetics Group, Inc. provides high purity process piping systems for the semi-conductor, pharmaceutical, and biotechnology industries. The Company offers its clients turnkey solutions by providing, as a complement to its specialty high-purity contracting business, engineering and design services, quality assurance and control services, program management services and manufacturing of specialty components.

  The Kinetics Group, Inc. was incorporated on February 23, 1996. On March 31, 1996, The Kinetics Group, Inc. acquired all of the capital stock of Kinetic Systems, Inc. (predecessor business), which became a wholly owned subsidiary of The Kinetics Group, Inc. in a recapitalization transaction. The Kinetics Group, Inc. had no assets, liabilities or operations prior to March 31, 1996. Common and preferred stockholders and stock option and warrant holders of Kinetic Systems, Inc. received identical equity securities of The Kinetics Group, Inc. in the recapitalization transaction. The recapitalization involved entities under common control and, accordingly, was accounted for on a historical cost basis in a manner similar to a pooling of interests. The Kinetics Group, Inc. and Kinetic Systems, Inc. (for periods prior to March 31,
1996) are referred to as the "Company" in the consolidated financial statements and accompanying notes.

  The consolidated financial statements include the financial position and results of operations of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in the consolidated financial statements.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

CONTRACT OPERATIONS

  The Company performs its services under fixed-price, cost-type and time-and-materials contracts. The Company invoices its customers in accordance with the terms of its contracts which for fixed-price contracts is generally monthly on the basis of percentage completion on the contract and for cost-type and time-and-materials contracts is generally on a monthly basis as costs are incurred. Each contract type may include a provision for retention, which represents amounts withheld from contract progress billings until satisfactory project completion. Retention generally ranges from five to ten percent of the total contract amount.

  Revenues and gross profit from contracts are recognized under the percentage-of-completion method, under which an estimated percentage of each contract, based on the ratio of costs incurred to the Company's estimates of total anticipated costs, is applied to the total estimated project gross profit. Revisions in cost and profit estimates made during the course of the work are reflected in the accounting period in which the facts that require the revision become known. A provision is made currently for the entire amount of any estimated future losses on contracts. Actual gross profit on contracts may differ from estimates used by the Company in recording gross profit on contracts in progress and such differences could be material to the financial statements. The Company includes in contract revenues an amount equal to costs incurred attributable to contract claims, when realization

                           THE KINETICS GROUP, INC.

of such revenue is probable and the amount is determinable. No unsettled contract claims were included in contract revenues for the fiscal years ended September 30, 1994, 1995 and 1996.

  The classification of current assets and current liabilities is determined based on the Company's contract cycle. The length of the Company's contracts generally varies from six to fifteen months with the majority being completed within one year. Accordingly, current assets and current liabilities include amounts related to construction contracts in progress which may not be received or paid within one year. Management estimates that of the $7,191,000 in retentions included in receivables at September 30, 1996, $4,811,000 will become due in fiscal year 1997 and $2,380,000 in fiscal year 1998.

CASH AND CASH EQUIVALENTS

  Cash and cash equivalents consist of demand deposit accounts with two banks.

CONCENTRATION OF CREDIT RISK

  The Company's contracts are primarily with large multinational companies in the semiconductor, pharmaceutical and biotechnology industries. Substantially all of the Company's revenues and earnings are derived from contracts within the United States. Foreign and export revenues were less than 10% of total revenues in each of fiscal 1994, 1995 and 1996.

  One customer accounted for 11%, 12% and 13% and other individual customers accounted for 25%, 10% and 10% of the Company's revenues in fiscal 1994, 1995 and 1996, respectively. Accounts receivable, including retentions, from two customers represented 11% and 10% of total contract receivables at September 30, 1996 (12% and 11% from two different customers at September 30, 1995).

  The Company extends credit based on evaluation of the customer's financial condition and, generally, does not require collateral. However, the Company has certain lien rights with respect to the related projects. The Company maintains reserves for estimated collection losses on its accounts receivable. Actual collection losses may differ from management's estimates, and such differences could be material to the financial statements.

FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, borrowings under the bank line of credit, note payable to bank and capital lease obligations approximate fair value. Fair value of the Company's debt instruments is estimated based on the Company's current incremental borrowing rate for similar types of borrowing arrangements.

INVENTORIES

  Inventories, which consist of construction materials and supplies which have not been charged to specific contracts, are stated at the lower of cost (first-in, first-out method) or fair value.

DEPRECIATION AND AMORTIZATION

  Construction equipment, clean room manufacturing facilities, vehicles, and office furniture and fixtures are depreciated over their estimated useful lives, which range from three to seven years, using the straight-line method. Amortization on capitalized leased equipment is included in depreciation and amortization in the financial statements.

                           THE KINETICS GROUP, INC.

  Leasehold improvements are amortized over the shorter of the lease term or their estimated useful life.

LONG-LIVED ASSETS

  In March 1995, the Financial Accounting Standards Board issued Statement No. 121, ("FAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations, such as equipment and improvements and intangible assets, when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of the assets. The Company will adopt FAS 121 in the first quarter of fiscal 1997. Based on current circumstances, management does not believe the effect of such adoption will be material.

STOCK-BASED COMPENSATION

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("FAS 123"), "Accounting for Stock-Based Compensation," which established a fair-value-based method of accounting for stock-based compensation plans and requires additional disclosures for those companies who elect not to adopt the new method of accounting. The Company will be required to adopt FAS 123 in fiscal 1997. The Company's intention is to continue to account for employee stock awards in accordance with APB Opinion No. 25 and to adopt the disclosure only alternative described in FAS 123.

PRO FORMA NET INCOME PER SHARE

  Except as noted below, pro forma net income per share for the year ended September 30, 1996 is computed using the weighted average number of shares of common stock outstanding during each period, including dilutive common equivalent shares from stock options and warrants (using the treasury stock method) and also gives effect to the assumed conversion of all outstanding shares of redeemable convertible preferred stock into common stock upon the closing of the Company's initial public offering (using the as-if-converted method) and the termination of certain repurchase obligations under a stockholder agreement (Note 5). Pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares issued by the Company at prices below the initial public offering price during the twelve-month period prior to the initial public offering have been included in the calculation as if they were outstanding for the full fiscal year (using the treasury stock method).

  Historical earnings per share is not presented since such amounts are not deemed meaningful as a result of the Company's status as a Subchapter S corporation prior to May 31, 1995 (Note 4) and the significant change in the Company's capital structure (Note 6) that will occur in connection with the initial public offering of its common stock.

                            THE KINETICS GROUP, INC.

2. FINANCIAL STATEMENT INFORMATION

CONTRACTS IN PROGRESS

                                                               SEPTEMBER 30,
                                                             ------------------
                                                               1995      1996
                                                             --------  --------
   Costs incurred on contracts in progress.................  $253,288  $234,498
   Estimated earnings......................................    29,340    24,346
                                                             --------  --------
                                                              282,628   258,844
   Less progress billings..................................   290,947   265,277
                                                             --------  --------
                                                             $ (8,319) $ (6,433)
                                                             ========  ========
   Included in the accompanying consolidated balance sheets
    under the
    following captions:
     Costs and estimated earnings in excess of billings on
      contracts in progress................................  $  6,670  $ 10,542
     Billings in excess of costs and estimated earnings on
      contracts in progress................................   (14,989)  (16,975)
                                                             --------  --------
                                                             $ (8,319) $ (6,433)
                                                             ========  ========

EQUIPMENT AND IMPROVEMENTS

  Equipment and improvements, at cost, consist of the following (in thousands):

                                                                SEPTEMBER 30
                                                               ----------------
                                                                1995     1996
                                                               -------  -------
   Construction equipment..................................... $13,466  $19,042
   Clean room manufacturing facilities........................   1,958    2,669
   Vehicles...................................................   1,169    1,232
   Office furniture and fixtures..............................   2,836    5,429
   Improvements...............................................   1,807    3,361
                                                               -------  -------
                                                                21,236   31,733
   Less accumulated depreciation and amortization.............  (8,735) (13,683)
                                                               -------  -------
                                                               $12,501  $18,050
                                                               =======  =======

RECEIVABLES FROM STOCKHOLDERS

  Receivables from stockholders consist of the following (in thousands):

                                                                 SEPTEMBER 30
                                                                 ------------
                                                                  1995  1996
                                                                 ------ -----
   Unsecured notes receivable, interest at 8%, payable on
    demand...................................................... $  852 $ --
   Advances.....................................................    465   260
   Accrued interest.............................................     50   --
                                                                 ------ -----
   Total........................................................ $1,367 $ 260
                                                                 ====== =====

  Amounts receivable from stockholders at September 30, 1996 were repaid in October 1996.

                           THE KINETICS GROUP, INC.

OTHER ASSETS

  Other assets consist of the following (in thousands):

                                                                  SEPTEMBER 30
                                                                  -------------
                                                                   1995   1996
                                                                  ------ ------
   Noncurrent receivables........................................ $1,091 $  297
   Investment in foreign company.................................    750    836
   Cash surrender value of life insurance........................    292    358
   Other.........................................................    237    314
                                                                  ------ ------
   Total......................................................... $2,370 $1,805
                                                                  ====== ======

  During fiscal years 1995 and 1996, the Company purchased approximately 10% of the outstanding capital stock of a privately held foreign company which manufactures specialty pipe fittings for $836,000 in cash. The investment has been recorded at cost.

ACCOUNTS PAYABLE

  Accounts payable consists of the following (in thousands):

                                                                  SEPTEMBER 30
                                                                 ---------------
                                                                  1995    1996
                                                                 ------- -------
   Trade........................................................ $19,416 $21,373
   Subcontractors...............................................   4,033   3,381
                                                                 ------- -------
                                                                 $23,449 $24,754
                                                                 ======= =======

ACCRUED EXPENSES

  Accrued expenses consist of the following (in thousands):

                                                                  SEPTEMBER 30
                                                                  -------------
                                                                   1995   1996
                                                                  ------ ------
   Compensation and related benefits............................. $5,782 $7,802
   Other accrued expenses........................................  1,327    877
                                                                  ------ ------
                                                                  $7,109 $8,679
                                                                  ====== ======

3. BANK CREDIT FACILITIES

  In April 1996, the Company entered into a loan agreement with a bank which provides a revolving line of credit under which the Company may borrow up to a maximum of $22,500,000 with interest at the bank's reference rate (8.25% at September 30, 1996) or other interest rate options which the Company may select. The line of credit may also be used to finance letters of credit up to a maximum of $5,000,000. At September 30, 1996, the Company had $8,000,000 in outstanding borrowings and no outstanding letters of credit under the agreement. Borrowings under the line of credit are secured by the Company's receivables, inventories, equipment and improvements. The agreement expires on April 15, 1998. Under the provisions of the agreement, the Company is required to meet certain financial and nonfinancial covenants. The Company was not in compliance with certain financial covenants as of June 30, 1996, for which it obtained a waiver of noncompliance from the bank. The Company was in compliance with those financial covenants, as amended, as of September 30, 1996. The agreement also restricts the payment of dividends.

                           THE KINETICS GROUP, INC.

  The Company also has a term note facility with another bank which provides for maximum borrowings of $5,000,000 to finance equipment purchases. Borrowings under the facility bear interest at 0.5% over the bank's prime rate (8.25% at September 30, 1996) and are payable in equal monthly installments from February 1997 through February 2000. Borrowings as of September 30, 1996, which amounted to $4,508,000 are repayable as follows: fiscal year 1997 $647,000; fiscal year 1998 $1,127,000; fiscal year 1999 $1,127,000; fiscal year 2000 $1,127,000; and fiscal year 2001 $480,000. Prior to April 1996, the
Company's revolving credit facility was maintained with this bank. At September 30, 1996, the Company had $1,031,000 in outstanding letters of credit expiring in March 1997 which were not assumed under the new credit facility. The Company maintains $1,031,000 as a restricted deposit with this bank to secure the outstanding letters of credit. The agreement covering the term note facility requires the Company to comply with certain financial and nonfinancial covenants. The agreement also restricts the payment of dividends.

4. INCOME TAXES

  The Company has adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes," under which the liability method is used in accounting for income taxes. Deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

  Prior to June 1, 1995, the Company elected to be taxed as an S Corporation for federal income tax purposes, whereby the income tax effects of the Company's activities accrued directly to its shareholders. Adoption of SFAS 109 in fiscal 1994 did not require establishment of deferred income taxes since no material differences between financial reporting and the tax basis of assets and liabilities existed at that time. On May 31, 1995, the Company terminated its S Corporation election and deferred income taxes under the provisions of SFAS 109 were established at that date.

  The provision for income taxes for fiscal 1994 consists principally of state income taxes imposed on the Company as an S Corporation. For fiscal 1995, the Company was treated as an S Corporation for a portion of the year and taxed as a C Corporation for the remainder of the year.

  The provision for income taxes consists of the following (in thousands):

                                                      YEAR ENDED SEPTEMBER 30
                                                      -------------------------
                                                       1994    1995      1996
                                                      ---------------  --------
   Current:
     Federal......................................... $  --  $  1,812  $  6,085
     State...........................................    535    1,329     1,515
                                                      ------ --------  --------
                                                         535    3,141     7,600
   Deferred:
     Federal.........................................    --      (187)     (415)
     State...........................................    --       (52)      (38)
                                                      ------ --------  --------
                                                         --      (239)     (453)
                                                      ------ --------  --------
                                                      $  535 $  2,902  $  7,147
                                                      ====== ========  ========

                           THE KINETICS GROUP, INC.

  The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate as a result of the following differences (in thousands):

                                                     YEAR ENDED SEPTEMBER 30
                                                     -------------------------
                                                      1994     1995     1996
                                                     -------  -------  -------
   Income tax at the federal statutory rate......... $ 1,923  $ 4,167  $ 5,399
   Effect of Subchapter S election..................  (1,923)  (2,424)     --
   State income taxes (net of federal benefit, if
    any)............................................     535    1,121      975
   Other, net.......................................     --        38      773
                                                     -------  -------  -------
                                                     $   535  $ 2,902  $ 7,147
                                                     =======  =======  =======

  Significant components of the Company's deferred income tax assets are as follows (in thousands):

                                                                     SEPTEMBER
                                                                         30
                                                                     ----------
                                                                     1995 1996
                                                                     ---- -----
   Deferred tax assets:
     Allowance for doubtful accounts................................ $222 $ 444
     Accrued expenses...............................................  395   650
     State income taxes.............................................   40   275
     Other, net.....................................................   41    35
                                                                     ---- -----
                                                                      698 1,404
   Deferred tax liabilities:
     Depreciation...................................................  459   712
                                                                     ---- -----
   Net deferred tax assets.......................................... $239 $ 692
                                                                     ==== =====

5. REDEEMABLE CAPITAL STOCK

CONVERTIBLE PREFERRED STOCK

  In June 1995, the Company issued 2,250,000 shares of Series A preferred stock for $9,000,000 in cash less issuance costs of $982,000. The redeemable preferred stock was initially recorded at fair value. The excess of the redemption value over the carrying value is being accreted by periodic charges to retained earnings through June 30, 2002.

  The holders of the Series A preferred stock are entitled to receive cumulative dividends at the rate of 8% per annum. Dividends are payable each quarter beginning on September 30, 1995 and must be paid prior to any common stock dividends. Dividends are being paid in shares of Series B preferred stock through June 1997 and are to be paid in cash thereafter. As a result of such dividends, 45,000 and 234,181 shares of Series B preferred stock were outstanding as of September 30, 1995 and 1996, respectively. Beginning July 1, 2002, the dividend rate will increase annually by one-tenth of the previous year rate. Prior to any redemption, any unpaid dividends must be paid in full. Upon any mandatory redemption, all accrued but unpaid dividends must be paid.

  Each share of Series A and Series B preferred stock is convertible at any time into common stock at the option of the holder. The number of common shares into which each share of Series A preferred stock is convertible is 0.75, subject to adjustment based on antidilution provisions. The number of common shares into which each share of Series B preferred stock is convertible is 0.3741, subject to adjustment and antidilution provisions. At September 30, 1996, the outstanding shares of Series A and B preferred stock were convertible into 1,775,107 shares of common stock. The Series A preferred stock is mandatorily convertible upon the closing of a qualified public offering under the Securities Act of 1933.

                           THE KINETICS GROUP, INC.

  The Company must redeem all shares of Series A and Series B preferred stock at a price of $4.00 per share upon the sale or other disposition of all or substantially all of the Company's assets or any transaction of merger or consolidation which includes the Company or any sale of equity securities where the current stockholders would own less than 50% of the Company. Beginning July 1, 2002, the Company may redeem all or any portion of the shares of Series A and Series B preferred stock outstanding at a price of $4.00 per share plus unpaid cumulative dividends.

  The holders of Series A and Series B preferred stock have restricted voting rights. However, in the event of any default under the terms of the preferred stock purchase agreement by the Company without remedy, the Series A and Series B preferred stockholders may elect a majority to the Board of Directors and assume voting rights. Also in the event of any such default, the Series A and Series B preferred stock is redeemable at a price of $4.00 per share plus unpaid cumulative dividends.

  The holders of Series A and Series B preferred stock have liquidation preferences of $4.00 per share plus any dividends in arrears with respect to such stock upon the winding up or dissolution of the Company.

COMMON STOCK

  Pursuant to a stockholder agreement that terminated upon a qualified initial public offering of the Company's common stock, the Company could have been obligated to repurchase the common shares of one stockholder at fair value upon death, disability or termination of employment for other than cause. At September 30, 1996, this stockholder owned 1,500,000 shares of the Company's common stock. These shares have been recorded as redeemable common stock at estimated fair value in the consolidated balance sheets. The agreement has been terminated effective December 18, 1996.

6. STOCKHOLDERS' EQUITY

COMMON STOCK

  Under the terms of a stockholder agreement that terminates upon a qualified initial public offering of the Company's common stock, the Company may have the right under certain circumstances to repurchase the capital stock of certain stockholders upon their death, termination or notification of intention to sell their shares, subject to the priority rights of other stockholders to acquire such shares.

DIVIDENDS

  Under the terms of the Company's bank credit facilities (Note 3), the Company is prohibited from paying cash dividends on its common stock. The credit agreements provide for the payment of required dividends on the Company's redeemable convertible preferred stock.

COMMON STOCK WARRANTS

  In connection with the issuance of preferred stock and a loan, the Company issued warrants to its financial advisors and a bank to purchase 293,662 shares of common stock at a purchase price of $5.33 per share. These warrants are exercisable over a five-year period ending June 25, 2000.

STOCK OPTIONS

  The Company's 1996 Key Employee Stock Option Plan provided for the issuance of options to employees (including officers), directors and consultants to purchase up to 337,499 shares of common stock.

                           THE KINETICS GROUP, INC.

  The Plan is administered by the Board of Directors or a committee thereof. Subject to the provisions of the Plans, the Board or committee has the authority to select the persons to whom options are granted and determine the terms of each option, including the number of shares of common stock covered by the option, when the option becomes exercisable, the option exercise price, which, in the case of incentive stock options, must be at least 100% of the fair market value of a share of common stock as of the date of grant, and, in the case of nonstatutory stock options must be at least 85% of the fair market value of a share of common stock as of the date of grant, and the duration of the option (which, in the case of incentive stock options, may not exceed ten years). Generally, options granted under the Plan are immediately exercisable but remain subject to repurchase by the company for all exercised unvested shares under a vesting schedule established by the Board or committee. The Company's repurchase right terminates upon certain changes in control.

  The Company has also entered into non-qualified option agreements with certain employees and one consultant which provide for the purchase of an aggregate of 746,250 shares of common stock. Such agreements provide for vesting periods of up to six years with an option term of ten years.

  Activity under the 1996 Key Employee Stock Option Plan and agreements is summarized as follows:

                                                     NUMBER OF   EXERCISE PRICE
                                                   COMMON SHARES   PER SHARE
                                                   ------------- --------------
   Options outstanding at September 30, 1994               --    $          --
     Options granted..............................     615,000             1.33
                                                     ---------   --------------
   Options outstanding at September 30, 1995......     615,000             1.33
     Options granted..............................     468,749    10.00 - 19.33
                                                     ---------   --------------
   Options outstanding at September 30, 1996......   1,083,749   $ 1.33 - 19.33
                                                     =========   ==============

  At September 30, 1996, options under the non-qualified option agreements to purchase 183,500 common shares were vested and unexercised. All options under the 1996 Key Employee Option Plan are exercisable but all exercised unvested shares under the vesting schedule remain subject to repurchase by the Company (none exercised as of September 30, 1996). No further shares were available for grant under the Plan.

7. EMPLOYEE BENEFIT PLANS

  The Company provides pension and health and welfare benefits to employees who are members of the United Association of Journeyman and Apprentices of the Plumbing and Pipefitting Industry of the United States and Canada under multiemployer defined benefit plans. Approximately 67% of the Company's full-time workforce is represented by the union. Contributions were $2,809,000, $4,926,000 and $5,259,000 to the union pension plans and $3,321,000,
$5,802,000 and $6,478,000 to the health and welfare plans for fiscal 1994, 1995 and 1996, respectively.

  The Company maintains a retirement plan under Section 401(k) of the Internal Revenue Code, which covers nonunion employees who meet certain eligibility requirements. Contributions by the Company, which are made at the discretion of the Board of Directors, are funded and charged against operations as accrued. Benefits under the plan vest in varying annual percentages depending on the employee's hire date, with the employee becoming fully vested after the fifth year of service. Employee contributions are fully vested at all times. The Company contributed $122,000 to the Plan during fiscal 1996, $100,000 during fiscal 1995 and made no contribution in fiscal 1994.

                           THE KINETICS GROUP, INC.

8. COMMITMENTS AND CONTINGENCIES

  The Company leases certain of its facilities and equipment under noncancelable operating leases and certain construction equipment under capital leases. Future minimum payments under noncancelable operating leases with terms greater than one year and capital leases at September 30, 1996 are as follows (in thousands):

                                                              OPERATING CAPITAL
                                                               LEASES   LEASES
                                                              --------- -------
   Fiscal year:
     1997...................................................   $1,852   $1,384
     1998...................................................    1,580      300
     1999...................................................    1,046       11
     2000...................................................      484        7
     2001...................................................      293        4
     and thereafter.........................................      559      --
                                                               ------   ------
   Total minimum lease payments.............................   $5,814    1,706
                                                               ======
   Less amounts representing interest                                      102
                                                                        ------
   Present value of minimum lease payments (including $1,310
    recorded as a current liability)........................            $1,604
                                                                        ======

  Rent expense was approximately $1,475,000, $1,173,000 and $1,460,000 for fiscal years 1994, 1995 and 1996, respectively.

  The Company is a party to various claims and legal proceedings arising out of the normal course of business, including claims made by project owners, general contractors and subcontractors. Management believes that resolution of these matters will not have a material adverse effect on the financial position of the Company. However, if not resolved favorably, these matters could have a significant financial impact on the Company in the period or periods in which they are resolved.

9. SUBSEQUENT EVENTS

PROPOSED PUBLIC OFFERING OF COMMON STOCK

  On December 6, 1996, the Board of Directors authorized management of the Company to file a Registration Statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock in an initial public offering. If the offering is consummated as presently anticipated, 2,484,181 shares of redeemable convertible preferred stock, Series A and B, will automatically convert into 1,775,107 shares of common stock, based upon the shares of redeemable convertible preferred stock outstanding at September 30, 1996. Unaudited pro forma stockholders' equity, as adjusted for the assumed conversion of the redeemable convertible preferred stock and termination of certain repurchase obligations under a stockholder agreement (Note 5), is disclosed in the accompanying consolidated balance sheet.

STOCK SPLIT

  On December 20, 1996, the stockholders approved a three-for-four reverse stock split of issued and outstanding common stock. All common shares in the accompanying consolidated financial statements have been retroactively adjusted to reflect the stock split.

                           THE KINETICS GROUP, INC.

CAPITAL STOCK

  On December 20, 1996, the stockholders approved amendments to the Company's Certificate of Incorporation under which the number of shares of authorized common stock will be increased to 40,000,000 shares and the Board of Directors will be authorized, without further stockholder approval, to issue up to 2,000,000 shares of Preferred Stock in one or more series. Each series of Preferred Stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors.

1997 STOCK OPTION PLAN

  On December 20, 1996, the 1997 Stock Option Plan was approved by the stockholders. The Plan provides for the grant of incentive stock options, nonqualifying stock options and stock purchase rights. A total of 350,000 shares of common stock have been reserved for issuance under the plan.

EMPLOYEE STOCK PURCHASE PLAN

  On December 20, 1996, the 1997 Employee Stock Purchase Plan was approved by the stockholders. Under the Plan, 250,000 shares of common stock have been reserved for issuance. The Plan allows for eligible employees to purchase stock at 85% of the lower of the fair market value of the Company's common stock as of the first day of each six-month offering period or the fair market value of the stock at the end of the offering period. The Plan will be implemented by sequential 24-month offerings, with each offering period divided into four consecutive six-month purchase periods. The initial offering period will commence concurrent with its initial public offering of common stock.

QAM

Quality Assurance Management

Data analysis of high-purity systems utilizing QAM's high-purity analytical test cart.

Inspection of materials for use in high-purity gas systems.

A QAM technician evaluating the quality of a pharmaceutical weld utilizing a video borescope.

QUALITY ASSURANCE MANAGEMENT, INC. (QAM), A WHOLLY OWNED SUBSIDIARY OF KINETICS, IS A PROVIDER OF QUALITY ASSURANCE/QUALITY CONTROL SERVICES TO THE SEMICONDUCTOR, BIOTECH- NOLOGY AND PHARMACEUTICAL INDUSTRIES.

QAM's high-purity water analytical test cart.

   [Four Photographs depicting aspects of work performed by the Company's QAM subsidiary as described above.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY OF THE SELLING STOCKHOLDERS OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  -----------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
The Company..............................................................  13
Use of Proceeds..........................................................  13
Dividend Policy..........................................................  13
Capitalization...........................................................  14
Dilution.................................................................  15
Selected Consolidated Financial Data.....................................  16
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  18
Industry Overview........................................................  24
Business.................................................................  28
Management...............................................................  35
Certain Transactions.....................................................  41
Principal and Selling Stockholders.......................................  42
Description of Capital Stock.............................................  44
Shares Eligible for Future Sale..........................................  47
Underwriting.............................................................  49
Legal Matters............................................................  50
Experts..................................................................  50
Available Information....................................................  51
Index to Consolidated Financial Statements............................... F-1

                                  -----------

 UNTIL      , 1997 (25 DAYS AFTER THE DATE OF THE OFFERING), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               3,700,000 SHARES


                    [LOGO OF KINETICS, INC. APPEARS HERE]

                                 COMMON STOCK

                                   -------

                                  PROSPECTUS

                                    , 1997

                                   -------

                              SMITH BARNEY INC.
                         DONALDSON LUFKIN & JENRETTE
                            SECURITIES CORPORATION
                           OPPENHEIMER & CO., INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All amounts shown are estimates except for the registration fee, the NASD filing fee and the Nasdaq National Market fee.

                                                                    TO BE PAID
                                                                   BY REGISTRANT
                                                                   -------------
      Registration fee............................................   $ 20,631
      NASD filing fee.............................................      7,308
      Nasdaq National Market fee..................................     48,787
      Blue sky qualification fees and expenses....................     15,000
      Printing and engraving expenses.............................     61,000
      Legal fees and expenses other than blue sky.................    230,000
      Accounting fees and expenses................................    300,000
      Transfer agent and registrar fees...........................     15,000
      Miscellaneous...............................................     52,274
                                                                     --------
        Total.....................................................   $750,000
                                                                     ========

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

  Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. The Company's Certificate of Incorporation, as amended, and Bylaws provide that the Company shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Company intends to enter into separate indemnification agreements with its directors, officers and certain employees which would require the Company, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to maintain directors' and officers' liability insurance, if available on reasonable terms.

  These indemnification provisions and the indemnification agreement to be entered into between the Company and its officers and directors may be sufficiently broad to permit indemnification of the Company's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

  The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Company and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  (a) Within the past three years, the Company has sold and issued the following unregistered securities:

    (1) On June 26, 1995, Registrant issued 2,250,000 shares of Series A Preferred Stock (without giving effect to the conversion of the Preferred Stock or the three-for-four reverse stock split) to one stockholder for $4.00 per share, or an aggregate of $9,000,000.

    (2) On June 26, 1995, Registrant issued four warrants for the right to purchase up to an aggregate of 293,662 shares of Series B Common Stock (without giving effect to the conversion of the Preferred Stock or the three-for-four reverse stock split), which have an exercise price of $5.33 per share.

    (3) From June 1995 to October 1996, Registrant issued options to purchase an aggregate of 1,083,749 shares of Common Stock; of this total no shares have been exercised.

  (b) The issuances of securities described in Item 15(a)(1) and (2) were deemed to be exempt from registration under the Securities Act in reliance on
Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The issuances of securities described in Item 15(a)(3) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated thereunder as transactions pursuant to a compensatory benefit plan or a written contract relating to compensation.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

 EXHIBIT
 NUMBER                         DESCRIPTION OF DOCUMENT
 -------                        -----------------------
  1.1*   Form of Underwriting Agreement (draft dated December 12, 1996)
  3.1*   Certificate of Incorporation
  3.2*   By-Laws
  3.3*   Form of Second Amended and Restated Certificate of Incorporation
  3.4*   Form of Amended and Restated Bylaws
  4.1*   Specimen of Stock Certificate
  5.1    Opinion of Gray Cary Ware & Freidenrich, A Professional Corporation
 10.1@*  1997 Stock Option Plan and forms of stock option agreements used thereunder
 10.2@*  1997 Employees Stock Purchase Plan and form of subscription agreement used thereunder
 10.3*   1996 Key Employees Stock Option Plan
 10.4*   First Amended and Restated Registration Rights Agreement between the
         Company and BT Capital Partners, Inc. dated April 1, 1996
 10.5*   Second Amended and Restated Voting Trust Agreement Regarding Shares
         Issued to The Bianco Family 1991 Trust among David J. Shimmon, the
         Bianco Trust, William A. Bianco, Jr., the Company and Doty & Sundheim
         dated December 1, 1996
 10.6*   First Amended and Restated Voting Trust Agreement Regarding Shares
         Issued to David J. Shimmon among William A. Bianco, Jr., David J.
         Shimmon, the Company and Doty & Sundheim dated April 1, 1996, as amended by First Amendment dated December 1, 1996
 10.7*   Lease between the Company and Newpark Leasing Company, a California
         partnership, dated July 31, 1989 and amended February 26, 1993
 10.8*   Lease between the Company and Potpourri Shopper Inc. dated July 11,
         1996
 10.9@*  Form of Indemnity Agreement
 10.10*  Business Loan Agreement among Bank of America National Trust and
         Savings Association, the Company, KSI Mfg. & Services, Inc., and
         Kinetic Systems International, Inc. dated April 12, 1996
 10.11@* Employment Agreement between the Company and William A. Bianco dated
         July 31, 1994, as amended.
 10.12@* Employment Agreement between the Company and Marie R. Bianco dated
         July 31, 1994, as amended.
 10.13@* Employment Agreement between the Company and David J. Shimmon dated
         July 31, 1994, as amended.
 11.1*   Statement re Computation of Per Share Earnings
 21.1*   Subsidiaries of the Company
 23.1    Consent of Ernst & Young LLP, Independent Auditors
 23.2    Consent of Gray Cary Ware & Freidenrich, A Professional Corporation
         (included in Exhibit 5.1)
 24.1*   Power of Attorney (included on page II-4 hereof)
 27*     Financial Data Schedule (available in EDGAR format only)

--------
*Previously filed.
@Represents a management compensatory plan or arrangement.

  (b) Financial Statement Schedules.

Schedule II--Valuation and Qualifying Accounts

  All other schedules are omitted because they are inapplicable or the requested information is shown in the consolidated financial statements or related notes.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this Offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Amendment No. 2 to Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Palo Alto, County of Santa Clara, State of California, on the 7th day of February, 1997.

                                          The Kinetics Group, Inc.

                                          By:     /s/ David J. Shimmon
                                             -----------------------------------
                                                     DAVID J. SHIMMON
                                            PRESIDENT, CHIEF OPERATING OFFICER
                                                AND CHIEF FINANCIAL OFFICER

  Pursuant to the requirements of the Securities Act, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----

       *William A. Bianco, Jr.         Chairman of the
-------------------------------------   Board, Chief       February 7, 1997
       WILLIAM A. BIANCO, JR.           Executive Officer
                                        and Director
                                        (Principal
                                        Executive Officer)

       /s/ David J. Shimmon            President, Chief
-------------------------------------   Operating Officer, February 7, 1997
          DAVID J. SHIMMON              Chief Financial
                                        Officer and
                                        Director (Principal
                                        Financial and
                                        Accounting Officer)

          *Marie R. Bianco             Executive Vice
-------------------------------------   President and      February 7, 1997
           MARIE R. BIANCO              Director

         *Martin M. Jelenko            Director
-------------------------------------                      February 7, 1997
          MARTIN M. JELENKO

           *Jeffrey L. Ott             Director
-------------------------------------                      February 7, 1997
           JEFFREY L. OTT

By:      /s/ David J. Shimmon
-------------------------------------                      February 7, 1997
 DAVID J. SHIMMON, ATTORNEY-IN-FACT

                                                                     SCHEDULE II

                            THE KINETICS GROUP, INC.

                       VALUATION AND QUALIFYING ACCOUNTS

                          BALANCE AS OF                                               BALANCE
                            BEGINNING      CHARGES TO       CHARGES TO               AS OF END
                            OF PERIOD   COST AND EXPENSES OTHER ACCOUNTS DEDUCTIONS  OF PERIOD
                          ------------- ----------------- -------------- ----------  ----------
DESCRIPTION
Year ended September 30,
 1994
 Allowance for doubtful
 accounts...............    $150,000        $ 97,833           --        $ (97,833)  $  150,000
Year ended September 30,
 1995
 Allowance for doubtful
 accounts...............     150,000         848,318           --         (398,318)     600,000
Year ended September 30,
 1996
 Allowance for doubtful
 accounts...............     600,000         675,000           --          (75,000)   1,200,000

                                 EXHIBIT INDEX

  (a) Exhibits

 EXHIBIT
 NUMBER                         DESCRIPTION OF DOCUMENT
 -------                        -----------------------
  1.1*   Form of Underwriting Agreement (draft dated December 12, 1996)
  3.1*   Certificate of Incorporation
  3.2*   By-Laws
  3.3*   Form of Second Amended and Restated Certificate of Incorporation
  3.4*   Form of Amended and Restated Bylaws
  4.1*   Specimen of Stock Certificate
  5.1    Opinion of Gray Cary Ware & Freidenrich, A Professional Corporation
 10.1@*  1997 Stock Option Plan and forms of stock option agreements used thereunder
 10.2@*  1997 Employee Stock Purchase Plan and form of subscription agreement used thereunder
 10.3*   1996 Key Employees Stock Option Plan
 10.4*   First Amended and Restated Registration Rights Agreement between the
         Company and BT Capital Partners, Inc. dated April 1, 1996
 10.5*   Second Amended and Restated Voting Trust Agreement Regarding Shares
         Issued to The Bianco Family 1991 Trust among David J. Shimmon, the
         Bianco Trust, William A. Bianco, Jr., the Company and Doty & Sundheim
         dated December 1, 1996
 10.6*   First Amended and Restated Voting Trust Agreement Regarding Shares
         Issued to David J. Shimmon among William A. Bianco, Jr., David J.
         Shimmon, the Company and Doty & Sundheim dated April 1, 1996, as amended by First Amendment dated December 1, 1996
 10.7*   Lease between the Company and Newpark Leasing Company, a California
         partnership, dated July 31, 1989 and amended February 26, 1993
 10.8*   Lease between the Company and Potpourri Shopper Inc. dated July 11,
         1996
 10.9@*  Form of Indemnity Agreement
 10.10*  Business Loan Agreement among Bank of America National Trust and
         Savings Association, the Company, KSI Mfg. & Services, Inc., and
         Kinetic Systems International, Inc. dated April 12, 1996
 10.11@* Employment Agreement between the Company and William A. Bianco dated
         July 31, 1994, as amended.
 10.12@* Employment Agreement between the Company and Marie R. Bianco dated
         July 31, 1994, as amended.
 10.13@* Employment Agreement between the Company and David J. Shimmon dated
         July 31, 1994, as amended.
 11.1*   Statement re Computation of Per Share Earnings
 21.1*   Subsidiaries of the Company
 23.1    Consent of Ernst & Young LLP
 23.2    Consent of Gray Cary Ware & Freidenrich, A Professional Corporation
         (included in Exhibit 5.1)
 24.1*   Power of Attorney (included on page II-4 hereof)
 27*     Financial Data Schedule (available in EDGAR format only)

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*Previously filed.
@Represents a management compensatory plan or arrangement.